Exhibit 10.1

Execution Copy

PURCHASE AGREEMENT

dated as of August 7, 2012

by and among

VERISK ANALYTICS, INC.

INSURANCE SERVICES OFFICE, INC.,

ARGUS INFORMATION AND ADVISORY SERVICES, LLC,

AIAS HOLDING COMPANY, LLC,

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

OAK XII ARGUS BLOCKER CORP.,

THE OTHER PERSONS SET FORTH ON EXHIBIT A

and

LEONARD LAUFER as REPRESENTATIVE

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2
1.1	Definitions	2
1.2	Construction	16

ARTICLE II	SALE AND PURCHASE	16
2.1	Sale and Purchase	16
2.2	Consideration	17
2.3	Closing	20
2.4	Transactions to be Effected at the Closing	20
2.5	Adjusted Closing Amount	23
2.6	Withholding	26
2.7	Approval/Waivers	26
2.8	Allocation of Consideration; Section 743 Adjustment	27

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE NON-OAK SELLERS	27
3.1	Organization	27
3.2	Authority and Enforceability	27
3.3	No Conflicts; Consents	28
3.4	The Units	28
3.5	Brokers’ Fees	29
3.6	U.S. Status of Non-Oak Seller	29
3.7	Tax Matters	29
3.8	Proprietary Rights Agreement	29
3.9	Intellectual Property	29
3.10	Adequate Knowledge	30

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF OAK AND OAK BLOCKER	30
4.1	Organization and Good Standing	30
4.2	Authority and Enforceability	30
4.3	No Conflicts; Consents	31
4.4	The Oak Shares; Books and Records	31
4.5	Brokers’ Fees	32
4.6	U.S. Status of Oak	32
4.7	Taxes	33
4.8	No Activities	35
4.9	Litigation	35

ARTICLE V	REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES	35
5.1	Organization and Good Standing	35
5.2	Capitalization; Subsidiaries; Indebtedness; Minute Books	36
5.3	Authority and Enforceability	38
5.4	No Conflicts; Consents	38
5.5	Financial Statements; No Liabilities; Accounts Receivable	39
5.6	Taxes	41

i

5.7	Compliance with Law; Orders; Permits	43
5.8	Properties and Assets	44
5.9	Real Property	45
5.10	Intellectual Property	45
5.11	Software and Information Systems	47
5.12	Absence of Certain Changes or Events	48
5.13	Contracts	50
5.14	Litigation	54
5.15	Employee Benefits	54
5.16	Labor and Employment Matters	56
5.17	Environmental	57
5.18	Insurance	57
5.19	Customers	58
5.20	Suppliers	58
5.21	Affiliate Transactions	58
5.22	Brokers’ Fees	59
5.23	FCPA	59
5.24	Product and Service Warranties	59
5.25	Bank Accounts	59
5.26	No Other Representations or Warranties	60

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE BUYER	60
6.1	Organization and Good Standing	60
6.2	Authority and Enforceability	60
6.3	No Conflicts; Consents	60
6.4	Availability of Funds	61
6.5	Brokers’ Fees	61
6.6	Purchase for Investment	61
6.7	No Litigation	61
6.8	Certain Arrangements	61
6.9	Acknowledgment	61
6.10	No Buyer Vote Required	62

ARTICLE VII	COVENANTS	62
7.1	Conduct of Business	62
7.2	Access to Information; Notification	64
7.3	Resignations	66
7.4	Permits; Orders and the HSR Act	66
7.5	Confidentiality	68
7.6	Public Announcements	68
7.7	Employee Matters	69
7.8	Tax Matters	71
7.9	Access to Books and Records	75
7.10	Further Assurances	75
7.11	Directors’ and Officers’ Insurance Policy	75
7.12	Representative	76
7.13	Restrictive Covenants	77
7.14	Sellers’ Release	78

7.15	Argus Services UK Limited	79
7.16	Seller Indebtedness	79
7.17	Intellectual Property	79

ARTICLE VIII	CONDITIONS TO CLOSING	79
8.1	Conditions to Obligations of the Buyer and the Sellers	79
8.2	Conditions to Obligations of the Buyer	80
8.3	Conditions to Obligations of the Sellers	82

ARTICLE IX	TERMINATION	83
9.1	Termination	83
9.2	Effect of Termination	84

ARTICLE X	INDEMNIFICATION	84
10.1	Survival	84
10.2	Indemnification by the Sellers for Representations and Warranties of Parent and Certain Covenants	85
10.3	Indemnification by Oak	87
10.4	Indemnification by the Non-Oak Sellers	88
10.5	Indemnification by the Buyer	88
10.6	Indemnification Procedure for Third Party Claims	88
10.7	Indemnification Procedures for Non-Third Party Claims	90
10.8	Limitations of Liability; Determinations of Loss Amount; Exclusive Remedies	90
10.9	Tax Treatment of Indemnification Payments	91

ARTICLE XI	MISCELLANEOUS	91
11.1	Notices	91
11.2	Amendments and Waivers	93
11.3	Expenses	93
11.4	Assignment	93
11.5	Governing Law	93
11.6	Consent to Jurisdiction	94
11.7	Counterparts	94
11.8	Third Party Beneficiaries	94
11.9	Entire Agreement	94
11.10	Captions	94
11.11	Disclosure Schedules	95
11.12	Severability	95
11.13	Specific Performance	95
11.14	Interpretation	95
11.15	Guaranty	96

EXHIBITS

Exhibit A	Holders of Series A Preferred Units, Class A Common Units and Class B Common Units
Exhibit B	Oak Indemnity Escrow Agreement
Exhibit C	Non-Oak Indemnity Escrow Agreement
Exhibit D	Opinions of Counsel

ANNEXES

Annex I	Methodology for Calculating Net Working Capital

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 7, 2012 by and among INSURANCE SERVICES OFFICE, INC., a Delaware corporation (the “Buyer”), VERISK ANALYTICS, INC., a Delaware corporation (“Verisk”), ARGUS INFORMATION AND ADVISORY SERVICES, LLC, a New York limited liability company (the “Company”), AIAS HOLDING COMPANY, LLC, a Delaware limited liability company (“Parent”), OAK INVESTMENT PARTNERS XII, A LIMITED PARTNERSHIP, a Delaware limited partnership (“Oak”), Oak XII Argus Blocker Corp., a Delaware corporation (“Oak Blocker”), the holders of Class A Common Units in Parent listed on Exhibit A attached hereto (the “Class A Common Unit Holders”), the holders of Class B Common Units in Parent listed on Exhibit A attached hereto (the “Class B Common Unit Holders” and, collectively with the Class A Common Unit Holders, the “Non-Oak Sellers”) and, solely with respect to Section 2.2(e), Section 2.5, Section 7.12, Articles X and XI, LEONARD LAUFER, as the Representative. (Oak, the Class A Common Unit Holders and the Class B Common Unit Holders are sometimes collectively referred to herein as the “Sellers” and individually as a “Seller”). Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, Parent owns 100% of the outstanding Equity Securities of the Company;

WHEREAS, Oak owns 100% of the outstanding Equity Securities of Oak Blocker;

WHEREAS, the outstanding Equity Securities of Parent consist of (i) 3,300,000 Series A Preferred Units owned by Oak Blocker, (ii) 2,200,000 Class A Common Units owned by the Class A Common Unit Holders and (iii) 568,652 Class B Common Units owned by the Class B Common Unit Holders;

WHEREAS, the outstanding Equity Securities of Oak Blocker consist of 100 shares of common stock, $.001 par value per share, owned by Oak;

WHEREAS, the Buyer wishes to acquire Parent for aggregate gross consideration equal to $425,000,000, adjusted as provided herein, to be paid in the amounts set forth in, and in accordance with the terms and conditions of, this Agreement as follows:

1.	to Oak to purchase all of the issued and outstanding Equity Securities of Oak Blocker (the “Oak Shares”);

2.	to the Class A Common Unit Holders to purchase all of the issued and outstanding Class A Common Units;

3.	to the Class B Common Unit Holders to purchase all of the issued and outstanding Class B Common Units; and

4.	for the other purposes and as otherwise set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto herby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Accounting Principles” shall have the meaning set forth in Section 5.5(a).

“Accounts Payable” means any trade accounts payable, accrued expenses and other rights to payment owed by any Acquired Company as determined in accordance with GAAP in a manner consistent with such Acquired Company’s customary payment practices.

“Accounts Receivable” means any trade accounts receivable, amounts to be paid for work in process and all other rights to payment owed to any Acquired Company (other than from an Acquired Company) as determined in accordance with GAAP in a manner consistent with such Acquired Company’s customary billing practices.

“Acquired Companies” means Parent and each of its Subsidiaries.

“Action” shall have the meaning set forth in Section 5.14.

“Adjusted Cash Statement” means an itemized statement, as of any relevant time, showing (i) the Cash of the Acquired Companies less (ii) Current Liabilities of the Acquired Companies.

“Adjusted Closing Amount” shall have the meaning set forth in Section 2.5(a)(i).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person. Notwithstanding the foregoing, with respect to Oak, Affiliate shall not include the portfolio companies of Oak other than the Acquired Companies.

“Aggregate Cap” shall have the meaning set forth in Section 10.2(e).

“Agreement” shall have the meaning set forth in the Preamble.

“Allocable Share” shall have the meaning set forth in Section 7.8(a)(i).

“Ancillary Agreements” means the Oak Indemnity Escrow Agreement, the Non-Oak Sellers Indemnity Escrow Agreement, the Employment Agreements and the other agreements, instruments and documents delivered pursuant to this Agreement or the other Ancillary Agreements.

“Anti-Bribery Laws” shall have the meaning set forth in Section 5.23.

“Applicable Survival Period” shall have the meaning set forth in Section 10.1(c).

“Argus 401(k) Plan” shall have the meaning set forth in Section 7.7(d).

“Assigning Party” shall have the meaning set forth in Section 11.4.

“Audited Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Basket” shall have the meaning set forth in Section 10.2(b).

“Benefit Plan” means (i) any Plan currently sponsored, maintained, contributed or required to be contributed to by any Acquired Company or any of its Subsidiaries or with respect to which any Acquired Company or any of its Subsidiaries has any actual or contingent Liability; and (ii) any other Plan sponsored, maintained or contributed to, by any ERISA Affiliate of any of the Acquired Companies or any of its Subsidiaries for the benefits of any employees, officers, directors, independent contractors or consultants of the Acquired Companies or any of its Subsidiaries.

“Blocker Indemnification Rights” shall have the meaning set forth in Section 7.3(b).

“Books and Records” means minute books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the business of the Acquired Companies, including books and records relating to, and tangible embodiments of, Company Intellectual Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnitees” shall have the meaning set forth in Section 10.2(a).

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership units (whether general or limited, preferred or common), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Cash” shall have the meaning set forth in Section 2.5(a)(ii).

“Cash Deficiency” shall have the meaning set forth in Section 2.5(g)(iii).

“Class A Common Units” means the Class A Voting Membership Units of Parent with the rights, privileges and preferences set forth in the Parent LLC Agreement.

“Class A Common Unit Holders” shall have the meaning set forth in the Preamble.

“Class A Common Unit Holder’s Closing Date Consideration” shall have the meaning set forth on Section 2.2(e)(i).

“Class B Common Units” means the Class B Non-Voting Membership Units of Parent with the rights, privileges and preferences set forth in the Parent LLC Agreement.

“Class B Common Unit Holders” shall have the meaning set forth in the Preamble.

“Class B Common Unit Holder’s Closing Date Consideration” shall have the meaning set forth in Section 2.2(f)(i).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Amount” shall have the meaning set forth in Section 2.2(b)(i)B.

“Closing Cash Holdback” means $500,000.00.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Operating Agreement Amendment” means an amendment and restatement of the Parent LLC Agreement in such form as shall be reasonably agreed by the Buyer and Parent.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreements” mean any and all Contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any employer and any Union.

“Company” shall have the meaning set forth in the Preamble.

“Company Contracts” shall have the meaning set forth in Section 5.13(a).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company LLC Agreement” means the Second Amended and Restated Operating Agreement of the Company dated as of July 31, 2007 and amended April 29, 2011 by and between the Company and Parent.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.5(a).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation:

(a) the sale of the Oak Shares by Oak to the Buyer;

(b) the sale of the Class A Common Units by the Class A Common Unit Holders to the Buyer;

(c) the sale of the Class B Common Units by the Class B Common Unit Holders to the Buyer; and

(d) the performance by the parties hereto of their respective covenants and obligations under this Agreement and the Ancillary Agreements.

“Continuing Indemnification Rights” shall have the meaning set forth in Section 7.3(a).

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Current Assets” shall have the meaning set forth in Section 2.5(a)(iii).

“Current Liabilities” shall have the meaning set forth in Section 2.5(a)(iv).

“Disclosure Schedules” shall have the meaning set forth in Section 11.11.

“Domain Names” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employment Agreements” means the amended and restated employment agreements between the Company and each of Leonard Laufer, Michael Heller and Nicholas Daffan and the employment agreement between the Company and Nana Banerjee, each of which shall become effective at the Closing.

“Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Law” means any and all federal, state, local and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or Contracts with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Hazardous Material Release of or exposure to Hazardous Materials.

“Environmental Permit” means any federal, state or local permits, licenses, approvals, consents or authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all orders, consent orders or binding Contracts issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“Equity Securities” means (a) Capital Stock and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation or trade or business (whether or not incorporated) which, together with such Person, is treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or (b)(1) of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 2.2(c)(i).

“Estimated Closing Cash” means the Company’s good faith estimate of Cash of the Acquired Companies as of the Effective Time.

“Estimated Closing Statement” means an itemized statement reflecting the Company’s good faith estimate of the Estimated Closing Cash, the Estimated Net Working Capital and the amount of the adjustments provided for in Section 2.2(a)(ii) and either Section 2.2(a)(v) or (vi), as applicable.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of the Effective Time.

“FAR” the Federal Acquisition Regulation of the United States of America.

“FCPA” shall have the meaning set forth in Section 5.23.

“FIN 48” shall have the meaning set forth in Section 5.5(a).

“Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Fundamental Representations” means (i) the representations and warranties of the Sellers contained in Sections 3.1 (Organization), 3.2 (Authority and Enforceability), 3.4 (The Units), 3.5 (Brokers’ Fees), 3.7 (Tax Matters) and 3.9 Intellectual Property); (ii) the representations and warranties of Oak and Oak Blocker contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.4 (The Oak Shares; Books and Records), 4.5 (Brokers’ Fees), 4.7 (Taxes) and 4.8 (No Activities); (iii) the representations and warranties of Parent, the Company and the Sellers contained in Sections 5.1 (Organization and Good Standing), 5.2(a)-(f) (Capitalization; Subsidiaries; Indebtedness), 5.3 (Authority and Enforceability); 5.4(a)(i) (No Conflicts), 5.6 (Taxes), 5.17 (Environmental) and 5.22 (Brokers’ Fees); and (iv) the representations and warranties of the Buyer contained in Sections 6.1 (Organization and Good Standing), 6.2 (Authority and Enforceability) and 6.5 (Brokers’ Fees).

“GAAP” shall have the meaning set forth in Section 5.5(a).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi-governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Government Contract” shall have the meaning set forth in Section 5.13(a)(xiv).

“Gross Purchase Price” shall have the meaning set forth in Section 2.2(a)(i).

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

“Hazardous Material Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (a) any obligation to repay borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, securities or services other than trade accounts arising in the ordinary course of business; (d) any obligations as lessee under leases that have been recorded as capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any indebtedness for sums owed secured by a Lien (other than with respect to equipment leases); (i) a guarantee of the foregoing obligations of any other Person; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing and (l) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing. For the avoidance of doubt, Indebtedness shall not include accounts payable or other current liabilities of any Acquired Company.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor Defense Review Period” shall have the meaning set forth in Section 10.6(b).

“Independent Expert” shall have the meaning set forth in Section 2.5(f).

“Individual Aggregate Cap” shall have the meaning set forth in Section 10.2(e).

“Intellectual Property” means all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related provisionals, divisions, extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, affiliation, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet, mobile devices or any other computer network or communication system (“Domain Names”), (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content and database rights (“Copyrights”), (e) “look and feel” of websites, rights of publicity and rights of privacy, (f) know-how, trade secrets, confidential and proprietary information and databases, algorithms, formulae, inventions, processes, techniques, technical data, designs and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, proprietary software and firmware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (i) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Intellectual Property Contracts” means all Contracts relating to Intellectual Property (including any licenses, sublicenses or other agreements under which any Acquired Company is licensee or licensor of any Intellectual Property), except for any Contract pertaining to off-the-shelf or similarly commercially available software or services that has a value of less than Fifty Thousand Dollars ($50,000).

“Interim Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Investor Rights Agreement” means the investor rights agreement, dated July 31, 2007, among Parent, Oak Blocker, Argus Holdings, LLC and KLH Associates, LLC.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of Treasury.

“Know-How” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Knowledge” means, with respect to any fact or other matter, that an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) such individual should have been aware of such fact or other matter through the performance of his duties in the ordinary course.

“Knowledge of the Company” means the Knowledge of Leonard Laufer, Michael Heller, Nana Banerjee, Michael Blumstein, Nicholas Daffan, Steven Underwood, Edward Neistat or Nicholas Sulkowski.

“Law” means any statute, law (including common law), constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 5.9(a).

“Liabilities” means any debt, liability, commitment or other similar obligation of any kind or nature, whether known or unknown, asserted or unasserted, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability for Taxes.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than an Acquired Company owns and that any Acquired Company licenses for use in the operation of its business or otherwise has acquired rights of use that have been granted by such Person.

“Lien” means, with respect to any property or asset (including the Units and the Oak Shares), any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Loss” means any loss, liability, damage, claim, obligation, disbursement, cost, Tax, expense, fee, charge, diminution in value, penalty or settlement payment (including, without limitation, costs of investigation and defense and reasonable attorneys’ fees) but expressly excludes any consequential, incremental, indirect, special, punitive or exemplary damages. “Loss” shall also include any costs or expenses actually incurred by a Person to enforce its rights under this Agreement.

“Material Adverse Effect” means any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Material Adverse Effect: (a) changes, events or occurrences generally affecting (i) the industries in which Parent and its Subsidiaries operate or (ii) the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) changes (or prospective changes) after the date hereof in Law or the interpretation or enforcement thereof or in GAAP or in accounting standards, or changes (or prospective changes) after the date hereof in general legal, regulatory or political conditions, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (d) acts of war (whether or not declared), sabotage or terrorism, or any outbreak or escalation or worsening of any such acts of war, sabotage or terrorism, (e) earthquakes, hurricanes, tornados or other natural disasters or calamities, (f) any action taken by Parent or its Subsidiaries as expressly contemplated by this Agreement or with the Buyer’s written consent or at the Buyer’s written request, (g) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof, or (h) any increase in the cost or availability of any financing available to the Buyer to consummate the transactions contemplated hereby, except in the case of each of clauses (a) or (b) to the extent that Parent and/or a Subsidiary of Parent is adversely affected in a materially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate.

“Material Customer” shall have the meaning set forth in Section 5.19.

“Material Supplier” shall have the meaning set forth in Section 5.20.

“Merrill Lynch” shall have the meaning set forth in Section 3.5.

“Morgan Stanley” shall have the meaning set forth in Section 3.5.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Negative Cash Amount” shall have the meaning set forth in Section 2.5(c).

“Negative Working Capital Amount” shall have the meaning set forth in Section 2.5(b).

“Net Closing Amount” shall have the meaning set forth in Section 2.2(c)(iii).

“Net Working Capital” means, as of the Effective Time, the Current Assets of the Acquired Companies minus the Current Liabilities of the Acquired Companies which shall be calculated as set forth on Annex 1 hereto, and in accordance with GAAP applied on a consistent basis with the Acquired Companies’ historical accounting policies.

“Non-assigning Party” shall have the meaning set forth in Section 11.4.

“Non-Oak Sellers” shall have the meaning set forth in the Preamble.

“Non-Oak Sellers Disclosure Schedules” means the disclosure schedule dated and delivered as of the date hereof by the Non-Oak Sellers to the Buyer.

“Non-Oak Sellers Indemnity Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(ii).

“Non-Oak Sellers Indemnity Escrow Amount” shall have the meaning set forth in Section 2.2(c)(ii).

“Non-Oak Sellers Indemnity Escrow Consideration” shall mean the amount, if any, disbursed from the Non-Oak Sellers Indemnity Escrow Amount pursuant to Section 4(b) of the Non-Oak Sellers Indemnity Escrow Agreement to the Non-Oak Sellers (after payment of any fees and expenses payable to any financial advisor in connection with such release as set forth in Non-Oak Sellers Indemnity Escrow Agreement).

“Non-Oak Sellers Pro Rata Share” means for any Seller other than Oak an amount, expressed as a percentage, set forth opposite each such Seller’s name on the Seller Spreadsheet with respect to the distribution of the Non-Oak Sellers Indemnity Escrow Amount, if any, after March 31, 2014.

“Notice of Claim” shall have the meaning set forth in Section 10.6(a).

“Notice of Objection” shall have the meaning set forth in Section 2.5(e).

“Oak” shall have the meaning set forth in the Preamble.

“Oak Blocker” shall have the meaning set forth in the Preamble.

“Oak Closing Date Consideration” shall have the meaning set forth in Section 2.2(d)(i).

“Oak Disclosure Schedules” means the disclosure schedules dated and delivered as of the date hereof by Oak and Oak Blocker to the Buyer.

“Oak Indemnity Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(i).

“Oak Indemnity Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i).

“Oak Indemnity Escrow Consideration” shall mean the amount, if any, disbursed from the Oak Indemnity Escrow Amount pursuant to Section 4(b) of the Oak Indemnity Escrow Agreement to Oak (after payment of any fees and expenses payable to any financial advisor in connection with such release as set forth in the Oak Indemnity Escrow Agreement).

“Oak Shares” shall have the meaning set forth in the Recitals.

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator in connection with any investigation, inquiry, litigation, arbitration, mediation or similar legal proceeding.

“Ordinary Bonus Accrual” shall have the meaning set forth in Section 7.7(c).

“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, operating agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule dated and delivered as of the date hereof by Parent to the Buyer.

“Parent LLC Agreement” means the Second Amended and Restated Operating Agreement dated as of September 27, 2007 by and among Oak Blocker, the Class A Common Unit Holders and the Class B Common Unit Holders.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any license, permit, regulatory or governmental authorization.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and with respect to which the Acquired Companies maintain adequate reserves, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business prior to the Closing , and (iii) other Liens which arise in the ordinary course of business and that do not individually or in the aggregate materially detract from the value of the property or assets subject thereto or materially impair the use thereof in the operation of the Acquired Companies’ business.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, restricted equity, phantom equity, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, cafeteria, life, health, welfare, retirement, accident, disability, worker’s compensation insurance, severance, separation, change of control, or other employee benefit plan, policy, or arrangement, whether written or oral, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Policies” shall have the meaning set forth in Section 5.18(a).

“Positive Cash Amount” shall have the meaning set forth in Section 2.5(c).

“Positive Working Capital Amount” shall have the meaning set forth in Section 2.5(b).

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Post-Closing Statement” shall have the meaning set forth in Section 2.5(d).

“Pre-Closing Income” shall have the meaning set forth in Section 7.8(a)(i).

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 10.2(a)(iii).

“Pro Rata Share” means for any Seller an amount, expressed as a percentage, set forth opposite each such Seller’s name on the Seller Spreadsheet.

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Real Property Leases” shall have the meaning set forth in Section 5.9(a).

“Registered Intellectual Property” means all Owned Intellectual Property that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity or any other Person, including, without limitation, any Registrar or Registry of Domain Names.

“Released Matters” shall have the meaning set forth in Section 7.14.

“Released Parties” shall have the meaning set forth in Section 7.14.

“Representative” shall have the meaning set forth in Section 7.12(a).

“Required Consents” shall have the meaning set forth in Section 2.4(e)(i).

“Restricted Business” shall have the meaning set forth in Section 7.13(a).

“Restricted Period” shall have the meaning set forth in Section 7.13(a).

“Restricted Unit Agreements” means the Restricted Unit Agreements entered into by Parent and each of the Class B Common Unit Holders in connection with the grant of Class B Units to the Class B Unit Holders under the AIAS Holding Company, LLC 2007 Equity Incentive Plan.

“Review Period” shall have the meaning set forth in Section 2.5(e).

“Revolving Credit Agreement” means the Revolving Credit and Term Loan Agreement, dated as of April 29, 2011, by and among the Company, the lenders named therein and SunTrust Bank, as administrative agent.

“Seller Indemnitees” shall have the meaning set forth in Section 10.5.

“Seller Spreadsheet” means a statement dated as of the Closing Date setting forth the name of each Seller, the number of Units (by type) held by each Seller, the Pro Rata Shares of each Seller and the Non-Oak Sellers Pro Rata Shares for each Seller other than Oak, the portion of the Net Closing Payment allocated to each Seller, and each Seller’s wire transfer instructions, if applicable, delivered by the Company at Closing pursuant to Section 2.4(g).

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Transaction Expenses” means the out-of-pocket costs, expenses and fees incurred or committed to by the Sellers, any of the Acquired Companies or Oak Blocker and whether or not paid prior to the Closing in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, all investment banker and broker fees, commissions and expenses of legal counsel, accountants, auditors and consultants.

“Series A Preferred Units” means the Series A Convertible Preferred Units of Parent with the rights, privileges and preferences set forth in the Parent LLC Agreement.

“Software” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Statement of Indebtedness and Transaction Expenses” shall have the meaning set forth in Section 2.2(b)(i)B.

“Straddle Period” shall have the meaning set forth in Section 7.8(c)(ii).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Subsidiary Shares” shall have the meaning set forth in Section 5.2(b).

“Target Net Working Capital” means $3,429,000.

“Tax” or “Taxes” (or “Taxable” or “Taxing” where the context requires) means any and all federal, state, local, or foreign: net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, recapture, environmental (including taxes under Code Section 59A), customs, duties, net worth, registration, business license fees, estimated and other taxes, including any liability arising from any failure to file any form required to be filed by the IRS, including, without limitation, Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts), assessments, customs, duties, fees, levies, or other governmental charges in the manner of taxes, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Proceeding” shall have the meaning set forth in Section 7.8(b)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party Claim” shall have the meaning set forth in Section 10.6(a).

“Third Party Defense” shall have the meaning set forth in Section 10.6(b).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Transferred Employee” shall have the meaning set forth in Section 7.7(a).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Union” means any and all labor organizations, unions, employee associations, agencies and/or employee committees or plans that do, might or purport to represent any employees associated in any manner with any Acquired Company.

“Union Contracts” means any and all existing and/or new or different Collective Bargaining Agreements that have been entered into between or involve or apply to any Acquired Company and any labor organization.

“Units” means the Series A Preferred Units, Class A Common Units and Class B Common Units.

“Units Consideration” shall have the meaning set forth in Section 2.8.

“Verisk” shall have the meaning set forth in the Preamble.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“$” means United States dollars.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule of this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “will”; and (h) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

SALE AND PURCHASE

2.1 Sale and Purchase.

(a) On the terms and subject to the conditions contained herein, at the Closing, Oak agrees to sell to the Buyer, and the Buyer agrees to purchase from Oak, all of the Oak Shares (free and clear of all Liens), for the consideration specified in Section 2.2 hereof.

(b) On the terms and subject to the conditions contained herein, at the Closing, each of the Class A Common Unit Holders agrees to sell to the Buyer, and the Buyer agrees to purchase from such Class A Common Unit Holders, the number of Class A Common Units set forth opposite such Class A Common Unit Holder’s name on Exhibit A (free and clear of all Liens), for the consideration specified in Section 2.2 hereof.

(c) On the terms and subject to the conditions contained herein, at the Closing, each of the Class B Common Unit Holders agrees to sell to the Buyer, and the Buyer agrees to purchase from such Class B Common Unit Holder, the number of Class B Common Units set forth opposite such Class B Common Unit Holder’s name on Exhibit A (free and clear of all Liens), for the consideration specified in Section 2.2 hereof.

The parties acknowledge that the purchases and sales contemplated by this Agreement are intended to occur contemporaneously and shall be contingent upon one another such that should any one purchase and sale contemplated under any of clauses (a), (b) or (c) of this Section 2.1 not occur, none shall occur.

2.2 Consideration.

(a) Purchase Price. Subject to the terms and conditions of this Agreement, including any adjustments required by Section 2.5 hereof, the aggregate purchase price (as so adjusted, the “Purchase Price”), payable by the Buyer to the Sellers for the Oak Shares, the Class A Common Units and the Class B Common Units, shall be that amount equal to:

(i) $425,000,000 (the “Gross Purchase Price”), plus

(ii) the Estimated Closing Cash, if any (which amount shall be finally determined after the date hereof and in accordance with Section 2.5), minus

(iii) an amount equal to all Indebtedness of the Acquired Companies as of the Closing Date, which shall be paid at Closing by the Buyer as provided for in Section 2.4(a)(iv), minus

(iv) the amount of the Sellers’ Transaction Expenses, which shall be paid at Closing by the Buyer as provided for in Section 2.4(a)(v), plus

(v) the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital, minus

(vi) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital.

(b) Company’s Deliveries Prior to Closing.

(i) The Company shall deliver to the Buyer no later than five (5) Business Days prior to the Closing Date, and the Sellers consent to such provision:

A. the Estimated Closing Statement;

B. a statement (the “Statement of Indebtedness and Transaction Expenses”) setting forth the amounts and the respective recipients specified in Sections 2.2(a)(iii) and (iv) above and setting forth the net amount payable to the Sellers at the Closing after giving effect to the adjustments to Gross Purchase Price provided for in Section 2.2(a) (such net amount, the “Closing Amount”); and

C. the Company’s good faith estimate of the Seller Spreadsheet.

The foregoing statements and the estimate of the Seller Spreadsheet shall be subject to reasonable modifications and adjustments as agreed to by the Company and the Buyer. The Company shall provide the Buyer and its representatives with any information reasonably requested by them in connection with the foregoing statements and the estimate of the Seller Spreadsheet.

(ii) The Company shall prepare the Estimated Closing Statement, based on its good faith estimates and assumptions and in accordance with GAAP consistently applied and using the same practices, principles and methodologies used in preparing the Financial Statements and in accordance with Annex 1 hereto. For purposes of calculating the Estimated Net Working Capital, any amounts outstanding from any Acquired Company or Oak to any other Acquired Company or Oak shall not be included in such calculation.

(iii) The Statement of Indebtedness and Transaction Expenses shall be accompanied by such pay-off statements and other evidence as shall be reasonably requested by the Buyer in order to confirm the payment thereof required at Closing to fully satisfy and discharge any and all Indebtedness of the Acquired Companies and all of Sellers’ Transaction Expenses.

(iv) The Seller Spreadsheet, when delivered to the Buyer at Closing, shall be true and correct and shall be deemed to be the definitive calculation of the portion of consideration payable to each of the Sellers hereunder as allocated to each of them and of each Seller’s Pro Rata Share and (other than in the case of Oak) Non-Oak Sellers Pro Rata Share and each Seller’s wire transfer instructions The aggregate amounts set forth in the Seller Spreadsheet shall not exceed the amounts otherwise payable under the applicable provisions of this Agreement. The Buyer shall be entitled to rely on the Seller Spreadsheet in connection with the payment of all amounts payable to the Sellers hereunder and shall have no liability for any inaccuracies in the Seller Spreadsheet.

(c) Payments of Closing Amount. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall pay, by wire transfer of immediately available funds, the Closing Amount which shall be payable as follows:

(i) the Buyer shall deposit with Wells Fargo, N.A. (or other institution selected by the Buyer with the reasonable consent of the Representative), as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to Ten Million Eight Hundred Seventy Six Thousand Dollars ($10,875,562) (representing 54.3778091081842% of $20,000,000) (together with all earnings generated thereon, the “Oak Indemnity Escrow Amount”), such amount to be held and disposed of by the Escrow Agent as provided by the escrow agreement in the form of Exhibit B hereto (the “Oak Indemnity Escrow Agreement”);

(ii) the Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to Nine Million One Hundred Twenty Four Thousand Dollars ($9,124,438) (representing 45.62219089181580% of $20,000,00) (together with all earnings generated thereon, the “Non-Oak Sellers Indemnity Escrow Amount”), such amount to be held and disposed of by the Escrow Agent as provided in the escrow agreement in the form of Exhibit C hereto (the “Non-Oak Sellers Indemnity Escrow Agreement”); and

(iii) the remainder of the Closing Amount less the Closing Cash Holdback (the “Net Closing Amount”) shall be paid to the Sellers in the respective amounts set forth on the Seller Spreadsheet.

(d) Consideration to Oak. Subject to the terms and conditions herein, Oak shall be entitled to:

(i) the amount, in cash, set forth opposite Oak’s name on the Seller Spreadsheet under the heading “Closing Cash Consideration” (the “Oak Closing Date Consideration”);

(ii) a contingent right to receive, if, when, and to the extent payable, the Oak Indemnity Escrow Consideration; and

(iii) a contingent right to receive, if, when, and to the extent payable, Oak’s Pro Rata Share of (x) the Adjusted Closing Amount and (y) the Closing Cash Holdback, in each case determined as set forth in Section 2.5(g).

(e) Consideration to Class A Common Unit Holders. Subject to the terms and conditions herein, each Class A Common Unit Holder shall be entitled to:

(i) the amount, in cash, set forth opposite such Class A Common Unit Holder’s name on the Seller Spreadsheet under the heading “Closing Cash Consideration” (the “Class A Common Unit Holder’s Closing Date Consideration”);

(ii) a contingent right to receive, if, when, and to the extent payable, such Class A Common Unit Holder’s Non-Oak Sellers Pro Rata Share of the Non-Oak Sellers Indemnity Escrow Consideration; and

(iii) a contingent right to receive, if, when, and to the extent payable, such Class A Common Unit Holder’s Pro Rata Share of (x) the Adjusted Closing Amount and (y) the Closing Cash Holdback, in each case determined as set forth in Section 2.5(g).

(f) Consideration to Class B Common Unit Holders. Subject to the terms and conditions herein, each Class B Common Unit Holder shall be entitled to:

(i) the amount, in cash, set forth opposite such Class B Common Unit Holder’s name on the Seller Spreadsheet under the heading “Closing Cash Consideration” (the “Class B Common Unit Holder’s Closing Date Consideration”);

(ii) a contingent right to receive, if, when, and to the extent payable, such Class B Common Unit Holder’s Non-Oak Sellers Pro Rata Share of the Non-Oak Sellers Indemnity Escrow Consideration; and

(iii) a contingent right to receive, if, when, and to the extent payable, such Class B Common Unit Holder’s Pro Rata Share of (x) the Adjusted Closing Amount and (y) the Closing Cash Holdback, in each case determined as set forth in Section 2.5(g).

2.3 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McCarter & English, LLP, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey, at 9:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” The Closing will be deemed effective as of 12:01 a.m. EDT on the Closing Date (the “Effective Time”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will:

(i) pay to Oak by wire transfer of immediately available funds in accordance with the instructions set forth under the heading “Payment Instructions” opposite Oak’s name on the Seller Spreadsheet an amount equal to the Oak Closing Date Consideration;

(ii) pay to each Class A Common Unit Holder by wire transfer of immediately available funds in accordance with the instructions set forth under the heading “Payment Instructions” opposite such Class A Common Unit Holder’s name on the Seller Spreadsheet an amount equal to such Class A Common Unit Holder’s Closing Date Consideration;

(iii) pay to each Class B Common Unit Holder by wire transfer of immediately available funds in accordance with the instructions set forth under the heading “Payment Instructions” opposite such Class B Common Unit Holder’s name on the Seller Spreadsheet an amount equal to such Class B Common Unit Holder’s Closing Date Consideration;

(iv) pay, or cause the Company to pay, in accordance with the written instructions provided by the Company, by wire transfer of immediately available funds, the Indebtedness of the Acquired Companies as of the Closing Date as specified in the Statement of Indebtedness and Transaction Expenses delivered to the Buyer prior to Closing pursuant to Section 2.2(b)(i)B;

(v) pay, or cause the Company to pay, in accordance with the written instructions provided by the Company, by wire transfer of immediately available funds, those Sellers’ Transaction Expenses specified in the Statement of Indebtedness and Transaction Expenses delivered to the Buyer prior to Closing pursuant to Section 2.2(b)(i)B;

(vi) deliver to Oak the Oak Indemnity Escrow Agreement, duly executed by the Buyer;

(vii) deliver to the Representative the Non-Oak Sellers Indemnity Escrow Agreement, duly executed by the Buyer;

(viii) deposit, or cause the Company to deposit, the Oak Indemnity Escrow Amount and the Non-Oak Sellers Indemnity Escrow Amount with the Escrow Agent;

(ix) deliver to the Sellers an executed copy of the Closing Operating Agreement Amendment (showing Oak Blocker and the Buyer as the owner of all Units); and

(x) deliver to the Representative all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement (including Section 8.3 hereof).

(b) At the Closing, Oak will deliver to the Buyer:

(i) a certificate or certificates representing the Oak Shares duly endorsed or accompanied by stock powers duly endorsed in blank and all other documents and instruments necessary to vest in the Buyer all of Oak’s right, title and interest in and to the Oak Shares, free and clear of all Liens;

(ii) the Books and Records of Oak Blocker; and

(iii) an executed copy of the Closing Operating Agreement Amendment (showing Oak Blocker and the Buyer as the owner of all Units).

(c) At the Closing, each Class A Common Unit Holder will deliver to the Buyer an executed copy of the Closing Operating Agreement Amendment (showing Oak Blocker and the Buyer as the owner of all Units and each Class A Common Unit Holder as withdrawing as a member of Parent) and all other documentation and instruments necessary to vest in the Buyer all of such Class A Common Unit Holder’s right, title and interest in to the Class A Common Units, free and clear of all Liens; and

(d) At the Closing, each Class B Common Unit Holder will deliver to the Buyer:

(i) an executed copy of the Closing Operating Agreement Amendment (showing Oak Blocker and the Buyer as the owner of all Units and each Class B Unit Holder as withdrawing as a member of Parent) and all other documents and instruments necessary to vest in the Buyer all of such Class B Common Unit Holder’s right, title and interest in and to the Class B Common Units, free and clear of all Liens; and

(ii) all original executed Restricted Unit Agreements with respect to the Class B Common Units set forth opposite such Class B Common Unit Holder’s name on the Seller Spreadsheet, which agreements shall be terminated as of the Effective Time.

(e) At the Closing, each Seller and the Representative, as applicable, will deliver to the Buyer:

(i) all copies of the consents, approvals and notices (if any) listed on Schedule 2.4(e)(i) to this Agreement (collectively, the “Required Consents”) obtained or provided, as the case may be, in form and substance satisfactory to the Buyer;

(ii) evidence satisfactory to the Buyer of the completion of the matters set forth in Section 7.4(b);

(iii) customary pay-off letters or similar acknowledgments of the full discharge and satisfaction of any Indebtedness of Parent or any Subsidiary setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such Indebtedness will be discharged in full and all related Liens (other than Permitted Liens) will be released and removed;

(iv) the Non-Oak Sellers Indemnity Escrow Agreement, duly executed by the Representative;

(v) the Oak Indemnity Escrow Agreement, duly executed by the Representative;

(vi) a properly prepared and executed certificate of non-foreign status under Treas. Reg. §1.1445-2(b)(2);

(vii) a properly completed and executed Form W-9 or Form W-8 as applicable;

(viii) the Books and Records of each of the Acquired Companies;

(ix) the resignations, effective as of the Closing, pursuant to Section 7.3;

(x) a copy of (A) the certificate of formation, as amended (or similar incorporation or formation documents), of each Acquired Company, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than three (3) Business Days prior to the Closing and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing, stating that no amendments have been made to such certificate of formation (or similar incorporation or formation documents) since such date and (B) all other Organizational Documents of each Acquired Company, certified by the Secretary or Assistant Secretary of each such entity;

(xi) good standing certificates for each Acquired Company from the Secretary of State (or other appropriate Person) of the jurisdiction in which each such entity is incorporated or organized and from the Secretary of State (or other appropriate Person) in each other jurisdiction in which such Acquired Company is qualified to do business as a foreign entity, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing; and

(xii) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement (including Section 8.2 hereof).

(f) At the Closing, Parent will deliver to the Buyer each of the documents, instruments or certificates required to be delivered by Parent at or prior to Closing (including Section 8.2).

(g) At Closing, the Company will deliver to the Buyer the Seller Spreadsheet and each of the other documents, instruments or certificates required to be delivered by the Company at or prior to Closing (including Section 8.2).

2.5 Adjusted Closing Amount.

(a) For purposes of this Section 2.5, the following terms shall have the meanings assigned to them in this Section 2.5(a):

(i) “Adjusted Closing Amount” shall equal (a) the sum of the Positive Working Capital Amount, if any, plus the Positive Cash Amount, if any; less (b) the sum of the Negative Working Capital Amount, if any, plus the Negative Cash Amount, if any. For purposes of determining the Adjusted Closing Amount, if one or more of Positive Working Capital Amount, Positive Cash Amount, Negative Working Capital Amount or Negative Cash Amount has no defined value due to the then existing facts, then each such amount that has no defined value shall be factored as a zero (0) in the calculation of Adjusted Closing Amount.

(ii) “Cash” means (other than restricted) cash and certificates of deposit of the Acquired Companies as of the Effective Time. For the avoidance of doubt, Cash shall specifically exclude the aggregate amount of all checks, deposits in transit and electronic withdrawals of funds which have not cleared.

(iii) “Current Assets” means (without duplication) the following items as would be described and set forth on the Financial Statements: (A) Total Accounts Receivable; (B) Completed Work to be Invoiced; (C) Sales Discounts; (D) Non-Trade Receivables; and (E) Total Pre-Payments by the Company.

(iv) “Current Liabilities” means (without duplication) the following items as would be described and set forth on the Financial Statements: (A) Total Accounts Payable; (B) VAT Payable; (C) Accrued Expenses (including Taxes Payable and Vacation); (D) Healthcare Reimbursement Accrual; (E) Total Pre-Payments Paid (Deferred Income) and (F) any other current liabilities incurred or accrued by any of the Acquired Companies as of the Effective Time that should be reflected on the consolidated financial statements of the Acquired Companies in accordance with GAAP.

Notwithstanding the foregoing, if any Acquired Company is obligated to pay, following the Closing Date, any portion of Indebtedness of the Acquired Companies or the Sellers’ Transaction Expenses that are neither paid at or prior to Closing nor subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a), then such portion will be deemed to be a “Current Liability” for purposes of the calculation of Adjusted Closing Amount pursuant to this Section 2.5(a).

(b) (i) If Net Working Capital is greater than Estimated Net Working Capital, then the Buyer shall owe to the Sellers (payable as to each Seller, in an amount equal to his, her or its Pro Rata Share as reflected on the Seller Spreadsheet and subject to reduction as set forth in Section 2.5(h)) an aggregate amount equal to the amount by which Net Working Capital exceeds Estimated Net Working Capital (the “Positive Working Capital Amount”), or (ii) if Net Working Capital is less than Estimated Net Working Capital, then the Buyer shall be owed from the Sellers the amount by which Estimated Net Working Capital exceeds Net Working Capital (the “Negative Working Capital Amount”), the payment of which, in each case, shall be effected through the Adjusted Closing Amount determination and paid as set forth in Section 2.5(g) hereof.

(c) (i) If the Cash is greater than the Estimated Closing Cash, then Buyer shall owe to the Sellers (payable as to each Seller, in an amount equal to his, her or its Pro Rata Share as reflected on the Seller Spreadsheet and subject to reduction as set forth in Section 2.5(h)) an aggregate amount equal to the amount by which the Cash exceeds the Estimated Closing Cash (the “Positive Cash Amount”), or (ii) if the Cash is less than the Estimated Closing Cash, then the Buyer shall be owed from the Sellers the amount by which the Estimated Closing Cash exceeds the Cash (the “Negative Cash Amount”), the payment of which, in each case, shall be effected through the Adjusted Closing Amount determination and paid as set forth in Section 2.5(g) hereof.

(d) Within ninety (90) days after the Closing Date, the Buyer will prepare, or cause to be prepared (on the same basis as the preparation of the Financial Statements), and deliver to Oak and the Representative an unaudited statement (the “Post-Closing Statement”), which shall set forth the Buyer’s calculation of the Adjusted Closing Amount, Net Working Capital and Cash. For purposes of such calculation any amounts outstanding from any Acquired Company or Oak to any other Acquired Company or Oak shall not be included in such calculation. At the Buyer’s request, the Sellers and the Representative (i) shall reasonably cooperate and assist, and shall cause their respective representatives to assist, the Buyer and its representatives in the preparation of the Post-Closing Statement and (ii) shall provide the Buyer and its representatives with any information reasonably requested by them.

(e) Upon receipt from the Buyer, Oak and the Representative shall have thirty (30) days to review the Post-Closing Statement (the “Review Period”). At the request of Oak and/or the Representative, the Buyer (i) shall reasonably cooperate and assist, and shall cause its representatives to assist, Oak, the Representative and their respective representatives, as the case may be, in the review of the Post-Closing Statement and (ii) shall provide Oak, the Representative and their respective representatives with any information reasonably requested by them. If Oak and/or the Representative disagrees with the Buyer’s computation of the Adjusted Closing Amount, the Net Working Capital or Cash, the Representative shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which shall set forth the specific objections to the Buyer’s calculation of the Adjusted Closing Amount, the Net Working Capital or Cash. The Notice of Objection shall specify those items or amounts with which Oak and/or the Representative disagrees, together with a written explanation in reasonable detail of the reasons for disagreement with each such item or amount, and shall set forth Oak’s and/or the Representative’s calculation of the Adjusted Closing Amount, Cash and/or the Net Working Capital based on such objections. To the extent not set forth in the Notice of Objection delivered during the Review Period, Oak, the Representative and the Sellers shall be deemed to have agreed with the Buyer’s calculation of the Adjusted Closing Amount, Cash and the Net Working Capital and no party may thereafter dispute any item or amount not set forth in the Notice of Objection.

(f) Unless Oak or the Representative delivers the Notice of Objection to the Buyer within the Review Period, Oak, the Representative and the Sellers shall be deemed to have accepted the Buyer’s calculation of the Adjusted Closing Amount, Cash and the Adjusted Closing Amount set forth in the Post-Closing Statement shall be final, conclusive and binding. If Oak and/or the Representative delivers the Notice of Objection to the Buyer within the Review Period, the Buyer, Oak and the Representative shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to finally determine the amount of the Adjusted Closing Amount. If, at the end of such period or any mutually agreed extension thereof, the Buyer, Oak and the Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to the Buyer, Oak and the Representative (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.5 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Adjusted Closing Amount set forth in the Post- Closing Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer, Oak and the Representative and not on an independent review. The Buyer, Oak and the Representative shall make available to the Independent Expert all relevant Books and Records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than ninety (90) days after its retention, the Independent Expert shall deliver to the Buyer, Oak and the Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of the Adjusted Closing Amount. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be shared equally by the Buyer and the Sellers, pro rata. The Buyer, Oak and the Representative agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(g) Within five (5) Business Days after the Adjusted Closing Amount has been finally determined pursuant to this Section 2.5:

(i) if the Adjusted Closing Amount is a positive number or zero, the Buyer shall, subject to reduction pursuant to Section 2.5(h), pay to each Seller such Seller’s Pro Rata Share (as reflected on the Seller Spreadsheet) of the Closing Cash Holdback plus the Adjusted Closing Amount by wire transfer of immediately available funds in accordance with the instructions set forth for such Seller on the Seller Spreadsheet;

(ii) if the Adjusted Closing Amount is a negative number, but the absolute value of the Adjusted Closing Amount is less than the amount of the Closing Cash Holdback, the Buyer shall, subject to reduction pursuant to Section 2.5(h), pay to each Seller such Seller’s Pro Rata Share (as reflected on the Seller Spreadsheet) of the amount by which the Closing Cash Holdback exceeds the absolute value of the Adjusted Closing Amount by wire transfer of immediately available funds in accordance with the instructions set forth for such Seller on the Seller Spreadsheet; or

(iii) if the Adjusted Closing Amount is a negative number, and the absolute value of the Adjusted Closing Amount is greater than the amount of the Closing Cash Holdback (such amount, the “Cash Deficiency”), each Seller shall pay to the Buyer such Seller’s Pro Rata Share of the Cash Deficiency by wire transfer of immediately available funds in accordance with the instructions of the Buyer delivered to Oak and the Representative; the Buyer shall have the right and option to claim any amounts of the Cash Deficiency not received within such five (5) Business Days following the final determination of the Adjusted Closing Amount against the Oak Indemnity Escrow and/or the Non-Oak Sellers Indemnity Escrow, as applicable.

(h) In the event of a payment by the Buyer to the Sellers pursuant to either Section 2.5(g)(i) or 2.5(g)(ii), the amounts otherwise payable to the Sellers shall be reduced by the aggregate amount of the Sellers’ Transaction Expenses owed to Morgan Stanley and Merrill Lynch pursuant to Parent’s arrangements with each of them as a consequence of the adjustments to the purchase price under such sections. The Buyer shall promptly pay the amount of such Sellers’ Transaction Fees to Morgan Stanley and Merrill Lynch.

2.6 Withholding. Each of the Buyer, the Company and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information from the Sellers and, to the extent required by applicable Tax Laws, any beneficial owner of any interest in any of the Sellers. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

2.7 Approval/Waivers. Each Seller and Oak Blocker hereby: (i) approves this Agreement, the Ancillary Agreements and the Contemplated Transactions; (ii) waives compliance with any provisions of the Parent LLC Agreement and the Investor Rights Agreement, including with respect to the transfer of Units and/or the Oak Shares, with respect to the Contemplated Transactions; (iii) amends and restates the Parent LLC Agreement effective as of the Closing to list the Buyer as the owner of all outstanding Class A Common Units and Class B Common Units; and (iv) terminates the Investor Rights Agreement effective as of the Closing.

2.8 Allocation of Consideration; Section 743 Adjustment. The total consideration paid by the Buyer pursuant to this Agreement and the Oak Indemnity Escrow Agreement and Non-Oak Indemnity Escrow Agreement shall be allocated for Tax purposes among the Oak Shares, the Class A Common Units and the Class B Common Units in accordance with Schedule 2.8, to this Agreement (the amount allocable to the Class A Common Units and the Class B Common Units, the “Units Consideration”), and the allocation set forth on Schedule 2.8 shall be binding on the parties hereto for all Tax reporting purposes. Parent shall file an election under Section 754 of the Code (and any equivalent election for applicable state and local income Tax purposes), which Section 754 election (and equivalent election) shall be filed by Parent with its U.S. federal income Tax Return (and applicable state and local income Tax Returns) for the taxable year that includes the Closing Date and shall be effective for such year, and any other forms necessary for the completion of a valid Section 754 election (and equivalent election) effective as of such taxable year and any subsequent taxable year. As soon as reasonably practicable after the Closing Date, the Buyer shall prepare and provide Representative with one or more schedules allocating the Units Consideration among the assets of Parent and the Company, and setting forth the Section 743 basis adjustment consistent with the Section 754 election. The Representative shall have fifteen (15) days from the date of the delivery of the foregoing schedule or schedules to review and provide comments to the Buyer and the Buyer will reasonably consider any and all reasonable comments provided by Representative with respect to such schedule or schedules, provided that the Buyer shall not have any obligation to accept or incorporate any of the Representative’s comments. Any cost associated with the Section 754 election, including, without limitation, reasonable accounting fees, shall be paid by the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE NON-OAK SELLERS

Except as set forth on the Non-Oak Sellers Disclosure Schedules, each of the Non-Oak Sellers, severally, but not jointly, and solely with respect to such Non-Oak Seller, represents and warrants to the Buyer that each statement contained in this Article III as it applies to such Seller is true and correct as of the date hereof and will be true and correct as of the Closing Date.

3.1 Organization. Such Non-Oak Seller, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation.

3.2 Authority and Enforceability. Such Non-Oak Seller has the entity power and authority, and, in the case of any Non-Oak Seller that is an individual, the requisite legal capacity and the unrestricted right, power and authority, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by such Non-Oak Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Non-Oak Seller of the Contemplated Transactions have been duly authorized by all necessary action on the part of such Non-Oak Seller and no other action is necessary on the part of such Non-Oak Seller to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions. If such Non-Oak Seller is an individual and is married, and such Non-Oak Seller’s Units constitute community property or otherwise need spousal or other approval for this Agreement or the Ancillary Agreements to which he or she is a party to be legal, valid and binding, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by such Non-Oak Seller of the Contemplated Transactions have been duly authorized by, and, constitute the legal, valid and binding obligation of such Non-Oak Seller’s spouse enforceable against such spouse in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratoriums, fraudulent conveyance or similar Laws related to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered a proceeding in equity or at Law. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by such Non-Oak Seller. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of such Non-Oak Seller, enforceable against such Non-Oak Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.3 No Conflicts; Consents.

(a) Except as set forth on Section 3.3(a) of the Non-Oak Sellers Disclosure Schedule, the execution and delivery by such Non-Oak Seller of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by such Non-Oak Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) if such Non-Oak Seller is a legal entity, violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of such Non-Oak Seller, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Contract, Law or Permit to which such Non-Oak Seller is a party or a beneficiary or by which such Non-Oak Seller or its Units is subject, or (iii) result in the creation of any Liens upon any of its Units. There is no Action pending or, to the knowledge of such Non-Oak Seller after reasonable inquiry, threatened against or affecting its Units.

(b) Except as set forth on Section 3.3(b) of the Non-Oak Sellers Disclosure Schedule and except as provided under the HSR Act, no Permit, Order, consent, approval or notice of, with, or to any Person is required by such Non-Oak Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the Contemplated Transactions.

3.4 The Units.

(a) Such Non-Oak Seller holds of record and owns beneficially all of the Units set forth opposite such Non-Oak Seller’s name on Exhibit A hereto, free and clear of all Liens, and has the right to sell and transfer such Non-Oak Seller’s Units to the Buyer hereunder. The number of Units set forth opposite such Non-Oak Seller’s name on Exhibit A hereto sets forth all of the Equity Securities of Parent owned of record or beneficially by such Non-Oak Seller and such Non-Oak Seller does not own (or have any rights in or to acquire) any other Equity Securities of Parent or any of the other Acquired Companies. Such Non-Oak Seller’s Units were not issued in violation of (i) any Contract to which such Non-Oak Seller is or was a party or beneficiary or by which such Non-Oak Seller or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by such Non-Oak Seller, will be effective to transfer good and valid title to such Non-Oak Seller’s Units to the Buyer, free and clear of all Liens.

(b) Such Non-Oak Seller is not party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to any Equity Securities of Parent or (ii) any Contract obligating such Non-Oak Seller to vote or dispose of any Equity Securities of Parent or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Units.

3.5 Brokers’ Fees. Except for fees and commissions of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), which fees and commissions have been disclosed to the Buyer in writing prior to the date hereof, such Non-Oak Seller does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

3.6 U.S. Status of Non-Oak Seller. Except as set forth on Section 3.6 of the Non-Oak Sellers Disclosure Schedule, such Non-Oak Seller is not a “foreign person” within the contemplated meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income tax purposes.

3.7 Tax Matters. Each Non-Oak Seller has had an opportunity to review with its own Tax advisors the Tax consequences of the Contemplated Transactions. Such Non-Oak Seller understands that it must rely solely on its advisors and not on any statements or representations made by the Buyer, the Acquired Companies, Oak Blocker or any of their respective agents. Such Non-Oak Seller understands that it (and not the Buyer, the Acquired Companies or Oak Blocker) shall be responsible for its own Tax Liabilities that may arise from the Contemplated Transactions.

3.8 Proprietary Rights Agreement. No such Non-Oak Seller or Affiliate of such Non-Oak Seller, is a party to, or is otherwise bound by, any Contract that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, director, manager or officer of any of the Acquired Companies, or (ii) the ability of any of the Acquired Companies to conduct its business.

3.9 Intellectual Property. No such Non-Oak Seller or Affiliate of such Non-Oak Seller has any interest in or rights to any Intellectual Property owned by, used by, or licensed by or to any of the Acquired Companies. Any rights to or interest in any of the Company Intellectual Property, which such Non-Oak Seller ever had, has been assigned or will be assigned to the Acquired Companies prior to the Closing free and clear of any Liens. No such Non-Oak Seller or Affiliate of such Non-Oak Seller has granted to any other Person any rights to use any of the Company Intellectual Property.

3.10 Adequate Knowledge. Such Non-Oak Seller represents and warrants that such Non-Oak Seller has consulted with, or had the opportunity to consult with, legal counsel in connection with the Contemplated Transactions, and that such Non-Oak Seller has read and understands this Agreement and such Non-Oak Seller’s obligations hereunder including, without limitation, such Non-Oak Seller’s indemnification obligations hereunder. Such Non-Oak Seller understands that such indemnification obligations could cause such Non-Oak Seller to forfeit the portion of the Purchase Price allocated to such Non-Oak Seller to which such Seller is otherwise entitled. Such Non-Oak Seller represents that such Seller has had the opportunity to meet with the Representative and ask any questions of and receive answers from the Representative and obtain all information such Non-Oak Seller believes necessary to evaluate the Contemplated Transactions. Such Non-Oak Seller represents that all documents, records, and other information pertaining to this Agreement the Contemplated Transactions that such Non-Oak Seller has requested have been made available or delivered to such Non-Oak Seller. Such Non-Oak Seller has had adequate opportunity to ask questions of and receive answers from Parent or the Buyer concerning the terms and conditions of this Agreement and the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OAK AND OAK BLOCKER

Except as set forth on the Oak Disclosure Schedule, each of Oak and Oak Blocker, jointly, and severally, represent and warrant to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.1 Organization and Good Standing. Each of Oak and Oak Blocker is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation. Oak Blocker has all requisite corporate power and authority to own the Units which it owns and to perform all of its obligations under this Agreement and the Ancillary Agreements to which it is a party. Oak Blocker is not and never has been qualified to do business in any jurisdiction other than its jurisdiction of incorporation. Oak has delivered to the Buyer a complete and accurate copy of the Organizational Documents of Oak Blocker in effect on the date hereof.

4.2 Authority and Enforceability. Each of Oak and Oak Blocker has the entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Oak and Oak Blocker of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of Oak and Oak Blocker of the Contemplated Transactions have been duly authorized by all necessary action on the part of each of Oak and Oak Blocker and no other action is necessary on the part of each of Oak and Oak Blocker to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions. This Agreement and each Ancillary Agreements to which it is a party have been duly executed and delivered by each of Oak and Oak Blocker. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of each of Oak and Oak Blocker, enforceable against each of Oak and Oak Blocker in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.3 No Conflicts; Consents.

(a) The execution and delivery by each of Oak and Oak Blocker of this Agreement and the Ancillary Agreements to which it is a party does not, the performance by each of Oak and Oak Blocker of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of Oak or Oak Blocker, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Contract, Law or Permit to which Oak or Oak Blocker is a party or a beneficiary or by which Oak or Oak Blocker or the Oak Shares is subject, or (iii) result in the creation of any Liens upon any of the Oak Shares or any of Oak Blocker’s Units. There is no Action pending or, to the knowledge of Oak or Oak Blocker, threatened against or affecting the Oak Shares or Oak Blocker.

(b) Except as set forth on Section 4.3(b) of the Oak Disclosure Schedule, other than as provided under the HSR Act, no Permit, Order, consent, approval or notice of, with, or to any Person is required by Oak or Oak Blocker in connection with the execution and delivery, of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the Contemplated Transactions.

4.4 The Oak Shares; Books and Records.

(a) The authorized capital stock of Oak Blocker consists of 1,000 shares of common stock, $0.001 par value per share, 100 of which are outstanding and constitute the Oak Shares. No other Equity Securities of Oak Blocker are authorized, issued or outstanding. All of the Oak Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws. Oak holds of record and owns beneficially all of the Oak Shares, free and clear of all Liens. The Oak Shares were not issued in violation of (i) any Contract to which Oak or Oak Blocker is or was a party or beneficiary or by which Oak or Oak Blocker or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by Oak, will be effective to transfer good and valid title to the Oak Shares to the Buyer, free and clear of all Liens.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of Oak Blocker and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to Oak Blocker. There are no Contracts of any kind to which Oak Blocker is a party or beneficiary or by which Oak Blocker or its assets are subject, obligating Oak Blocker to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Oak Blocker, or any “phantom stock” right, stock appreciation right or other similar right with respect to Oak Blocker, or obligating Oak Blocker to enter into any such Contract.

(c) Oak Blocker holds of record and owns beneficially all of the Units set forth opposite Oak Blocker’s name on Exhibit A hereto, free and clear of all Liens. The number of Units set forth opposite Oak Blocker’s name on Exhibit A hereto sets forth all of the Equity Securities of Parent owned of record or beneficially by Oak Blocker and Oak Blocker does not own (or have any rights in or to acquire) any other Equity Securities of Parent. Oak Blocker’s Units were not issued in violation of (i) any Contract to which Oak or Oak Blocker is or was a party or beneficiary or by which Oak or Oak Blocker or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(d) Neither Oak nor Oak Blocker is party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to any Equity Securities of Oak Blocker or Parent or (ii) any Contract obligating Oak to vote or dispose of any Equity Securities of Oak Blocker or Parent or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Oak Shares or Units.

(e) Oak Blocker has delivered or otherwise made available to the Buyer accurate and complete copies of:

(i) Oak Blocker’s Organizational Documents, including all amendments thereto, as presently in effect;

(ii) the stock records of Oak Blocker; and

(iii) the minutes and other records of the meetings and other actions (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of Oak Blocker’s board of directors.

(f) Oak Blocker has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Oak XII Argus Blocker Corp.”

(g) There has not been any uncured violation of (i) any of the provisions of Oak Blocker’s Certificate of Incorporation or By-Laws or (ii) any resolutions adopted by Oak Blocker’s board of directors, or any committee thereof and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

4.5 Brokers’ Fees. Neither Oak nor Oak Blocker has any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions.

4.6 U.S. Status of Oak. Oak is not a “foreign person” within the meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income tax purposes.

4.7 Taxes.

(a) All Tax Returns required to have been filed under applicable Laws by or with respect to Oak Blocker have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return is true, correct and complete in all material respects and has been completed in compliance with applicable Laws. All Taxes due and owing by Oak Blocker (whether or not shown on any Tax Return) have been paid. Oak Blocker is not currently the beneficiary of any extension of time within which to file any Tax Return. With respect to Oak Blocker, no claim has ever been made in writing by an authority in a jurisdiction where Oak Blocker does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction.

(b) Since December 31, 2011, Oak Blocker has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business. Oak Blocker has no Liabilities for Taxes, other than income Taxes not yet due and payable arising solely from Oak Blocker’s ownership of the Units set forth opposite Oak Blocker’s name on Exhibit A hereto.

(c) Except as set forth on Section 4.7(c) of the Oak Disclosure Schedule, since January 1, 2007, no assessment has been made, or to the knowledge of Oak or Oak Blocker, threatened, by any Taxing authority against Oak Blocker for any period for which Tax Returns have been filed by Oak Blocker. No foreign, federal, state, or local Tax examinations or audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Oak Blocker. Oak Blocker has not received from any foreign, federal, state, or local Taxing authority (including jurisdictions where Oak Blocker has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against Oak Blocker. There are no Liens on any of the stock, assets or properties of Oak Blocker with respect to Taxes (other than Liens for Taxes not yet due and payable).

(d) Oak Blocker has withheld and timely paid all Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e) Section 4.7(e) of the Oak Disclosure Schedule (i) lists all federal, state, local, and foreign Tax Returns filed with respect to Oak Blocker for taxable periods ended on or after December 31, 2007, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. Oak has delivered to the Buyer correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Oak Blocker since December 31, 2007. Oak Blocker has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency. There is no power of attorney in respect of Taxes granted by Oak Blocker that is currently in force.

(f) Oak Blocker has not made any payments, is not obligated to make any payments, nor is a party or subject to any Contract or Plan that under any certain circumstances could obligate it to make payments (in each case, whether the payment is made in the form of cash, property, accelerated vesting or otherwise) and no “disqualified individual” (within the meaning of Treasury Regulation 1.280G-1) with respect to Oak Blocker otherwise is, or was, or could be entitled to any such payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. Oak Blocker has not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(g) Oak Blocker has not distributed stock of another Person, nor has Oak Blocker had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361. Oak Blocker has not received (and is not subject to) any ruling from any Taxing Authority or has not entered into (or is subject to) any Contract with a Taxing Authority.

(h) Neither Oak Blocker nor any of its subsidiaries is a party to, is bound by, or has any obligation under any tax sharing, tax indemnity, or similar agreement in respect of Taxes. Oak Blocker has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Oak Blocker has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Oak Blocker has never been a member of an affiliated group (within the meaning Code Section 1504(a) or any similar provision of state, local, or foreign Law or other Law) filing a consolidated income Tax Return. Neither Oak Blocker nor any of its subsidiaries has any liability for any Taxes of any Person other than Oak Blocker (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(i) Oak Blocker will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code §108(i).

(j) Oak Blocker has never been a party to any “reportable transaction” as defined in Section 6707A(c)(i) of the Code and Treasury Regulation Section 1.6011-4(b).

(k) Oak Blocker (i) is not a controlled foreign corporation as defined in Code Section 957, (ii) is not a passive foreign investment company within the meaning of Code Section 1297, and (iii) has no permanent establishment (within the meaning of any applicable Tax treaty or convention) or office or fixed place of business in a country other than the country in which it is organized.

(l) All Persons providing services to Oak Blocker have been properly classified as an employee or independent contractor for Tax purposes.

(m) At all times since its formation, Oak Blocker has been a corporation for U.S. federal, state and local income tax purposes, has been properly treated as a corporation subject to Subchapter C of the Code, and has not owned an interest in any asset other than its interest in Parent and cash.

4.8 No Activities. At all times since its formation, Oak Blocker has engaged in no activities other than acquiring and holding the Units set forth opposite Oak Blocker’s name on Exhibit A hereto. Oak Blocker has no Liabilities except for unpaid Taxes (that are current Taxes not yet due and payable) attributable to its ownership of the Units set forth opposite Oak Blocker’s name on Exhibit A hereto. Oak Blocker (i) does not have, nor has it ever had, any employees, and (ii) does not have, nor has it ever had, any Liabilities with respect to any Plan, whether directly or indirectly, through its affiliation with an ERISA Affiliate.

4.9 Litigation. There is no Action (i) pending or, to the knowledge of Oak and Oak Blocker, threatened against or affecting Oak Blocker, its business, Oak Blocker’s Units or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Action. There is no unsatisfied Order or penalty against Oak Blocker or affecting Oak Blocker’s Units.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED

COMPANIES

Except as set forth on the Parent Disclosure Schedule, Parent represents and warrants to the Buyer that each statement contained in this Article V is true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1 Organization and Good Standing. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, has all requisite power and authority to own, lease and operate its properties and assets, to carry on its business as now being conducted and to perform all of its obligations under all agreements to which it is a party (including, without limitation, this Agreement and the Ancillary Agreements to which it is a party). Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification except where the failure to be so qualified would not have a Material Adverse Effect. Section 5.1 of the Parent Disclosure Schedule contains a complete and accurate list of each Acquired Company and sets forth with respect to each Acquired Company its jurisdiction of incorporation or other formation and each jurisdiction in which such Acquired Company is licensed or qualified to do business. The Company has delivered to the Buyer a complete and accurate copy of the Organizational Documents of each Acquired Company as in effect on the date hereof.

5.2 Capitalization; Subsidiaries; Indebtedness; Minute Books.

(a) Section 5.2(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of the authorized and outstanding Equity Securities of Parent (classified by Series A Preferred Units, Class A Common Units and Class B Common Units) and the owners of record of such Equity Securities. No other Equity Securities of Parent are authorized, issued or outstanding. All of the outstanding Equity Securities of Parent are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. The Units set forth on Exhibit A hereto represent all of the issued and outstanding Equity Securities of Parent. None of the Units were issued in violation of (i) any Contract to which any Seller or Acquired Company is or was a party or beneficiary or by which any Seller or Acquired Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(b) Section 5.2(b)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of Parent. Section 5.2(b)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of the authorized and outstanding Equity Securities (including type thereof) of each Subsidiary of Parent. Parent is the owner of record of all outstanding Equity Securities of each Subsidiary of Parent. All of the outstanding Equity Securities of each Subsidiary of Parent (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. Except as set forth on Section 5.2(b)(ii) of the Parent Disclosure Schedule, all of the Subsidiary Shares are owned by Parent free and clear of all Liens. None of the Subsidiary Shares were issued in violation of any (i) Contract to which any Acquired Company is or was a party or beneficiary or by which any Acquired Company or their respective properties or assets is or was subject or (ii) preemptive or similar rights of any Person. No Acquired Company owns or has the right to acquire directly or indirectly any interest in, and no Acquired Company is subject to any obligation or requirement to provide for or to make any investment in, any Person. As of the Closing, Parent shall have used all commercially reasonable efforts to liquidate and dissolve of Argus Services UK Limited in compliance with all applicable Laws.

(c) Except as set forth on Section 5.2(c) of the Parent Disclosure Schedule, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any Capital Stock or other equity or voting interests of any Acquired Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to any Acquired Company. There are no Contracts of any kind to which any Acquired Company is a party or beneficiary or by which any Acquired Company or its assets are subject, obligating any Acquired Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional Capital Stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, Capital Stock of, or other equity or voting interests in, any Acquired Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to any Acquired Company, or obligating any Acquired Company to enter into any such Contract. All restricted Units outstanding are Class B Common Units granted pursuant to the terms of the AIAS Holding Company, LLC 2007 Equity Incentive Plan and a Restricted Unit Agreement thereunder, the vesting of which will be accelerated upon the consummation of the Contemplated Transactions.

(d) There are no voting agreements, voting trusts, registration rights agreements, member agreements or other similar arrangement with respect to the Equity Securities of any Acquired Company other than the Investor Rights Agreement.

(e) Upon consummation of the Contemplated Transactions, the Buyer directly and indirectly through its ownership of Oak Blocker will own all of the issued and outstanding Equity Securities of Parent, free and clear of all Liens. Upon consummation of the Contemplated Transactions, Parent will own all of the issued and outstanding Equity Securities of its Subsidiaries, free and clear of all Liens other than any Liens imposed by reason of Parent being a Subsidiary of the Buyer.

(f) Section 5.2(f) of the Parent Disclosure Schedule sets forth a complete and accurate list of the Indebtedness of each of the Acquired Companies as of July 31, 2012, identifying with regard to each item of Indebtedness, the creditor to whom such Acquired Company is indebted, the instrument of Contract pursuant to which such Liability was created and the total amount due and owing as of the date of this Agreement. Except as set forth on Section 5.2(f) of the Parent Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of any Acquired Company. When delivered by Parent to the Buyer at Closing, the Statement of Indebtedness and Transaction Expenses shall (i) completely and accurately present the aggregate total amount of the Indebtedness of each of the Acquired Companies as of the Closing Date, and (b) provide the Buyer with detailed and accurate instructions for completing a full and final pay-off and discharge of each item of Indebtedness.

(g) Parent has delivered or otherwise made available to the Buyer accurate and complete copies of:

(i) the records relating to the Capital Stock of each of the Acquired Companies; and

(ii) the minutes and other records of all of the meetings and other actions (including actions taken by written consent or otherwise without a meeting) of the holders of Capital Stock of any Acquired Company, the board of directors or managers of any Acquired Company and all committees thereof.

(h) None of the Acquired Companies has ever conducted business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than its current legal name.

(i) There have not been any uncured violations of (i) any provisions of the Organizational Documents of any of the Acquired Companies or (ii) any resolutions adopted by the board of directors or managers or any committee thereof of any of the Acquired Companies and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(j) The Books and Records of each of the Acquired Companies are accurate, up to date and complete in all material respects. All of the Books and Records of the Acquired Companies are in the actual possession or control of Parent.

5.3 Authority and Enforceability. Each of Parent and the Company has the entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Parent and the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent of the Contemplated Transactions have been duly authorized by all necessary action on the part of each of Parent and the Company and no other action is necessary on the part of either of Parent or the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions. This Agreement and each Ancillary Agreements to which it is a party have been duly executed and delivered by Parent and the Company. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of each of Parent and the Company, enforceable against Parent in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.4 No Conflicts; Consents.

(a) Except as set forth on Section 5.4(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which Parent or the Company is a party does not, the performance by Parent and the Company of any of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of any of the Acquired Companies, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under (A) any Company Contract, or (B) any Law or Permit applicable to an Acquired Company or to which an Acquired Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property, or (iii) result in the creation of any Liens upon any asset owned or used by any Acquired Company.

(b) Except as set forth on Section 5.4(b) of the Parent Disclosure Schedule, other than as provided under the HSR Act, no Permit or Order of, with, or to any Person or consent, approval, notice of or to any Person under any Company Contract is required by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

5.5 Financial Statements; No Liabilities; Accounts Receivable.

(a) Complete and accurate copies of the (i) audited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as of December 31, 2011, December 31, 2010 and December 31, 2009 and the related statements of income and retained earnings, members’ equity and cash flow, for the years then ended (the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as at June 30, 2012 and the related statements of income and retained earnings, members’ equity and cash flow for the 6-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are set forth on Section 5.5(a)(i) of the Parent Disclosure Schedule. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and in accordance with the accounting principles, methodologies and policies set forth on Section 5.5(a)(ii) of Parent Disclosure Schedule (the “Accounting Principles”), subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be material in amount) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements were prepared from the Books and Records of the Acquired Companies, and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated. The balance sheets constituting a part of the Financial Statements fairly present in all material respects all Liabilities of the Acquired Companies, on a consolidated basis, of the types normally reflected in balance sheets prepared in accordance with GAAP as and at the respective dates thereof. All adjustments necessary to present fairly the financial position and results of operations of the Acquired Companies and the changes in their cash flows, on a consolidated basis, for such periods have been included in the Financial Statements, subject (in the case of the Interim Financial Statements) to normal year-end adjustments. The Audited Financial Statements are in material compliance with the requirements of Financial Accounting Standard Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes) (“FIN 48”). Parent has made available to the Buyer’s independent auditors, Deloitte & Touche LLP, any and all of the accounting work papers with respect to compliance with FIN 48. No financial statements of any Person other than the Acquired Companies are (A) required by GAAP to be included in the Financial Statements or (B) included in the Financial Statements.

(b) The Acquired Companies have no Liability except (i) those which are adequately reflected or reserved against in the Audited Financial Statements dated as of December 31, 2011, (ii) those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2011, (iii) Liabilities incurred as a result of this Agreement and the Contemplated Transactions and (iv) Liabilities for the performance of executory obligations of the Acquired Companies under Contracts to the extent such Liabilities are reasonably ascertainable from the face of such Contracts.

(c) The Accounts Receivable of the Acquired Companies are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice and not subject to valid defenses, set offs or counterclaims. Subject to reserves shown on the Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and were calculated in a manner consistent with past practice and, in the case of the reserves as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves shown on the Interim Financial Statements represented of the Accounts Receivable shown thereon), each of the Accounts Receivable either has been or will be collectible in full, without any set-off, within the later of (i) one hundred eighty (180) days after the date on which it first becomes due and payable and (ii) one hundred eighty (180) days after the Closing Date. No further goods or services are required to be provided in order to complete the sales and to entitle the Acquired Companies or their assignees to collect the Accounts Receivable in full and none of the Accounts Receivable has been pledged or assigned to any Person. Section 5.5(c) of the Parent Disclosure Schedule contains a completed and accurate list of all Accounts Receivable as of July 31, 2012 and lists the aging of each such Accounts Receivable.

(d) None of the Acquired Companies owns or maintains any inventory.

(e)  (i) Each of the Acquired Companies maintains a system of internal accounting controls that it reasonably believes is designed to provide assurance that: (w) transactions are executed in accordance with management’s general or specific authorizations; (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Acquired Companies maintains internal control over financial reporting that it reasonably believes provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(ii) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or equivalent thereof) or general counsel of any of the Acquired Companies, the board of directors or managers of any of the Acquired Companies or any committee thereof. Neither Parent, nor any of its Subsidiaries nor any of their independent auditors have identified (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by any of the Acquired Companies, (y) any fraud, whether or not material, that involves the management or other employees of any of the Acquired Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by any of the Acquired Companies or (z) any claim or allegation regarding any of the foregoing.

5.6 Taxes.

(a) All Tax Returns required to have been filed under applicable Laws by or with respect to each of the Acquired Companies and their operations have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return is true, correct and complete in all material respects and has been completed in compliance with applicable Laws. All Taxes due and owing by each of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. With respect to each of the Acquired Companies, no claim has ever been made by any Taxing Authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction.

(b) The unpaid Taxes of each of the Acquired Companies (i) did not, as of the date of the Interim Financial Statement, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statement (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their respective Tax Returns. Since the date of the Interim Financial Statement, each of the Acquired Companies has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(c) Since January 1, 2006, no assessment has been made or threatened by any Taxing Authority against any of the Acquired Companies for any period for which Tax Returns have been filed by any such Acquired Company. No foreign, federal, state, or local Tax examinations or audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Acquired Companies. None of the Acquired Companies have received from any foreign, federal, state, or local Taxing authority (including jurisdictions where any of the Acquired Companies has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any of the Acquired Companies. There are no Liens on any of the stock, limited liability company interests or other equity interests, assets or properties of any of the Acquired Companies with respect to Taxes (other than Liens for Taxes not yet due and payable).

(d) Each of the Acquired Companies has withheld and timely paid all Taxes required to have been withheld or paid in connection with any amount paid to any employee, independent contractor, creditor, shareholder or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e) Section 5.6(e) of the Parent Disclosure Schedule (i) lists all federal, state, local, and foreign Tax Returns filed with respect to any of the Acquired Companies for taxable periods ended on or after December 31, 2005, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. Parent has delivered to the Buyer correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Companies since December 31, 2005. None of the Acquired Companies have waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency. There is no power of attorney in respect of Taxes granted by any of the Acquired Companies that is currently in force.

(f) None of the Acquired Companies has made any payments, is obligated to make any payments, or is a party or subject to any Contract or Plan that under any circumstances could obligate it to make payments (in each case whether the payment is made in the form of cash, property, accelerated vesting or otherwise) and no “disqualified individual” (within the meaning of Treasury Regulation 1.280G-1) with respect to any of the Acquired Companies otherwise is, or was, or could be entitled to any such payments that would result in a nondeductible expense to any of the Acquired Companies under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. None of the Acquired Companies has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(g) None of the Acquired Companies has distributed stock of another Person, nor has any of the Acquired Companies had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code. None of the Acquired Companies has received (and is not subject to) any ruling from any Taxing Authority and has entered into (and is not subject to) any Contract with a Taxing Authority.

(h) None of the Acquired Companies is a party to, is bound by, or has any obligation under any tax sharing, tax indemnity, or similar agreement in respect of Taxes. None of the Acquired Companies has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Acquired Companies has ever been a member of an affiliated group (within the meaning Section 1504(a) of the Code or any similar provision of state, local, or foreign Law or other Law) filing a consolidated income Tax Return. None of the Acquired Companies has any Liability for any Taxes of any Person other than itself (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(i) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(j) None of the Acquired Companies has ever been a party to any “reportable transaction”, as defined in Section 6707A(c)(i) of the Code and Treasury Regulation Section 1.6011-4(b).

(k) Each of the Acquired Companies (i) is not a controlled foreign corporation as defined in Section 957 of the Code other than Argus Services UK Limited and Argus Information and Advisory Services, Limited which have elected to be treated as “disregarded entities” for United States tax purposes, (ii) is not a passive foreign investment company within the meaning of Section 1297 of the Code, and (iii) has no permanent establishment (within the meaning of any applicable Tax treaty or convention) or office or fixed place of business in a country other than the country in which it is organized.

(l) All Persons providing services to any of the Acquired Companies have been properly classified as an employee or independent contractor for Tax purposes.

(m) Section 5.6(m) of the Parent Disclosure Schedule sets forth the following information with respect to each Acquired Company as of June 30, 2012 (i) the basis of each Acquired Company in its assets and (ii) tax elections affecting each Acquired Company.

(n) At all times since its formation, for U.S. federal, state and local income tax purposes, Parent (and any predecessor of Parent) has been properly characterized as a partnership, the Company (and any predecessor of the Company) has been properly characterized as a “disregarded entity.”

5.7 Compliance with Law; Orders; Permits.

(a) There has never been any and there is no Order entered, issued or rendered by any Governmental Entity or other Person to which any Acquired Company, its business or its properties or assets is subject. To the Knowledge of the Company, no officer, director, manager, agent or employee of any of the Acquired Companies is subject to any Order that relates to the business of, or any of the assets or properties owned or used by any of the Acquired Companies, or that prohibits such officer, director, manager, agent or employee from engaging in the business of any of the Acquired Companies.

(b) Each Acquired Company is, and at all times has been, in compliance in all material respects with all applicable Laws and no event has occurred and no circumstance exits (with or without the passage of time of the giving of notice or both) that would be reasonably likely to constitute or result in a material violation by any of the Acquired Companies of, or a material failure on the part of any of the Acquired Companies to comply with, any Law.

(c) Each Acquired Company has obtained, owns, holds or lawfully uses all Permits which are necessary for it to lawfully conduct and operate its business as currently conducted or own its assets or properties. Each such Permit is valid and in full force and effect and is listed on Section 5.7(c) of the Parent Disclosure Schedule. Each Acquired Company is in material compliance with all of the terms and requirements of each Permit. The execution and delivery of this Agreement and the Ancillary Agreements contemplated hereby, and the consummation of the Contemplated Transactions will not adversely affect or otherwise impair the ability of the Acquired Companies to fully enjoy the benefits or any of such Permit.

(d) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) does or will result in (i) a violation of, a conflict with or a failure on the part of any of the Acquired Companies to comply in all material respects with the terms of any Permit or (ii) a revocation, cancellation, suspension or other impairment or modification of, any Permit that is material to the operation of the business. None of the Acquired Companies has received written notice regarding any (x) actual, alleged, possible or potential violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (y) any termination, revocation, cancellation, suspension or other impairment or modification of, any Permit.

(e) All applications required to have been filed for the renewal of the Permits listed in Section 5.7(c) of the Parent Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Entities or other Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity or other Person.

(f) Each of the Acquired Companies is, and at all times as to which the applicable statute of limitations has not expired, has been, in material compliance with all applicable U.S. and foreign export and re-export control Laws and applicable regulations administered by, without limitation, the United States Department of Commerce, the United States Department of State and the United States Department of the Treasury. No director, officer, manager, or, to the Knowledge of the Company, employee of any of the Acquired Companies is identified on the Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”, the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List”, “Entity List” or “Unverified List”, the Directorate of Defense Trade Controls of the United States Department of State “List of Debarred Parties”, the United Nations Security Council Counter-Terrorism Committee “Consolidated List” or “the Bank of England Consolidated List of Financial Sanctions Target.

5.8 Properties and Assets.

(a) Section 5.8(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all physical properties and assets, in each case with a fair market value in excess of $100,000, that are owned, leased or used by any Acquired Company as of the date hereof. With respect to physical properties and assets that an Acquired Company purports to own, except as set forth on Section 5.8(a) of the Parent Disclosure Schedule, such Acquired Company has good and marketable title to such properties and assets free and clear of all Liens other than Permitted Liens. With respect to physical properties and assets that are leased by an Acquired Company, such Acquired Company has a valid leasehold interest in such properties and assets free and clear of all Liens, other than Permitted Liens. The Acquired Companies own, lease under valid leases or otherwise have all necessary right to use all physical properties or assets necessary for the conduct of their business as currently conducted or as presently proposed to be conducted by the Acquired Companies. No physical properties or assets related to or used by any Acquired Company are owned or leased by any Seller or any Affiliate of any Seller or any Acquired Company (other than another Acquired Company) or, except as set forth on Section 5.8(a) of the Parent Disclosure Schedule, any portfolio company of Oak. The execution and delivery of this Agreement and the Ancillary Agreements contemplated hereby, and the consummation of the Contemplated Transactions will not adversely affect or otherwise impair the ability of the Acquired Companies to use, and fully to enjoy the benefits of all of, the physical properties and assets which are currently employed, owned or leased by any of the Acquired Companies or necessary in the conduct of their business and immediately upon consummation of the Contemplated Transactions, the Acquired Companies will be entitled to continue to use all the physical properties and assets which are currently employed, owned or leased, by any of the Acquired Companies or necessary in the conduct of their business.

(b) The physical properties and assets that are owned, leased or used by the Acquired Companies are in good and serviceable operating condition, subject to ordinary wear and tear, free from any material defect and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and are suitable for the purposes for which they are currently being used.

5.9 Real Property.

(a) None of the Acquired Companies owns, or has ever owned, any fee or other ownership interest in any real property. Section 5.9(a) of the Parent Disclosure Schedule contains (i) a list of all real property and interests in real property leased, licensed or occupied by each Acquired Company (the “Leased Real Property”) and (ii) a list of all leases, licenses and other occupancy Contracts affecting the Leased Real Property, including all amendments, extensions and renewals thereof and related notices and Contracts thereto (collectively, the “Real Property Leases”). There are no oral Real Property Leases.

(b) Each applicable Acquired Company has peaceful, undisturbed and exclusive possession of the Leased Real Property. No Acquired Company has assigned (collaterally or otherwise) or granted any other security interest in the Real Property Leases or any interest therein, and there are no Liens on the estate or interest created by the Real Property Leases. The Leased Real Property are sufficient for the continued conduct of the businesses of the Acquired Companies after the Closing in substantially the same manner as conducted prior to the Closing. The full amount of security deposit required under each Real Property Lease, if any, is on deposit thereunder.

5.10 Intellectual Property.

(a) Section 5.10(a)(i) of the Parent Disclosure Schedule contains a complete and accurate list of: (i) all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction); and (ii) all Owned Intellectual Property that is otherwise material to the operation of the Acquired Companies. For purposes of the foregoing, Know-How need only be described in categories with detail sufficient to identify it as such. Except as set forth on Section 5.10(a)(ii) of the Parent Disclosure Schedule and with respect to data, the applicable Acquired Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens. For the avoidance of doubt, the foregoing is not meant as a warranty of non-infringement.

(b) With respect to any of the Registered Intellectual Property owned by an Acquired Company, the applicable Acquired Company that owns such Intellectual Property: (i) has timely satisfied all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any annuity, maintenance, renewal or related fees) with the relevant Governmental Entity, including those arising up to and including the Closing Date; (ii) is listed as the record title owner in the records of the relevant Governmental Entity for such Intellectual Property; and (iii) has taken all other actions with any Governmental Entity required to maintain its validity and effectiveness. The Acquired Companies have taken all actions, as determined necessary by the Acquired Companies in the exercise of reasonable and prudent business judgment, to maintain, protect and enforce the Registered Intellectual Property. All Registered Intellectual Property is valid, enforceable and subsisting. No Seller nor any Acquired Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c) Section 5.10(c) of the Parent Disclosure Schedule identifies all Licensed Intellectual Property and the corresponding licenses, sublicenses, work-for-hire agreements and other agreements (except for “shrink-wrap,” “click-wrap” or other off-the-shelf end-user licenses, each of which has incurred license fees of less than $50,000). The Acquired Companies have taken, and to the Knowledge of the Company, the owners of any Licensed Intellectual Property have taken all necessary and desirable actions to maintain and protect the integrity and viability of the Licensed Intellectual Property. None of the Licensed Intellectual Property that is exclusively licensed to any Acquired Company is subject to any outstanding Order.

(d) Section 5.10(d) of the Parent Disclosure Schedule lists all material licenses, sublicenses, and other agreements pursuant to which any Acquired Company or the Sellers authorize a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive).

(e) The Company Intellectual Property constitutes all of the Intellectual Property used in and necessary for use in the operation of the Acquired Companies’ businesses as they are currently conducted and as they are presently proposed to be conducted by the Acquired Companies.

(f) No aspect of the Owned Intellectual Property or the operation of the Acquired Companies’ businesses as currently conducted infringes, misappropriates, dilutes or otherwise violates the Intellectual Property or other rights or assets of any Person. There currently are no claims and there have not been any claims made against any of the Acquired Companies asserting the invalidity, misuse, unenforceability or challenging the title, use or inventorship of any Owned Intellectual Property. The Acquired Companies have not received, and, to the Knowledge of the Company, are not aware of, any threats or notices of conflict with, or infringement or misappropriation of, the Licensed Intellectual Property nor is any Acquired Company a party to any Action alleging infringement or misappropriation of Intellectual Property.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property. The Acquired Companies have not sent a cease and desist letter asserting the infringement, misappropriation, likelihood of confusion, dilution, substantial similarity, or any other violation of rights in and to any Company Intellectual Property. No Action has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Company, threatened relating to any Company Intellectual Property, and none of the Owned Intellectual Property is subject to any outstanding Order. Except as set forth on Section 5.10(g) of the Parent Disclosure Schedule, none of the Acquired Companies has received any opinion of counsel regarding any Patents of any other Person.

(h) Except as set forth on Section 5.10(h) of the Parent Disclosure Schedule (i) all current and former employees, consultants, and contractors of each Acquired Company involved in the development of any Intellectual Property of an Acquired Company have executed and delivered and, to the Knowledge of the Company, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the Know-How of the Acquired Companies; and (B) assigned to the relevant Acquired Company all Intellectual Property conceived or developed by such employees, consultants, or contractors and, where applicable, acknowledged that works to which they contributed were “works made for hire;” and (ii) no Affiliate or current or former partner, director, equity holder, member, officer, employee, consultant or contractor of any Acquired Company will, after giving effect to the Contemplated Transactions, own or retain any rights to use any of the Company Intellectual Property other than in the conduct of the Acquired Companies’ business. Each employee of the Acquired Companies has executed and delivered the same form of confidentiality and invention assignment agreement and Parent has delivered or made available to the Buyer the form of such agreement and copies of all agreements with consultants and contractors of the Acquired Companies.

(i) Each Acquired Company has taken reasonable steps to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Know-How of the Acquired Companies. Without limiting the foregoing, any receipt or use by, or disclosure to, any other Person of Know-How owned by any Acquired Company has been pursuant to the terms of a binding written confidentiality agreement between the applicable Acquired Company and such other Person.

(j) No funding, facilities, or personnel of any Governmental Entity or educational institution, were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to any Acquired Company or, to the Knowledge of the Company, any other Licensed Intellectual Property licensed to any Acquired Company.

5.11 Software and Information Systems.

(a) The Software and other information technology used to operate the businesses of the Acquired Companies as they are currently conducted and as they are presently proposed to be conducted by the Acquired Companies (i) are in satisfactory working order, are substantially free from reproducible programming errors and from defects in workmanship and materials (other than customary bugs), and are scalable to meet current and reasonably anticipated capacity; (ii) have reasonably appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of viruses and malware, (iv) do not contain any malicious code, protective feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction created or inserted by or on behalf of the Acquired Companies that may be used to access, modify, delete, damage or disable it and (v) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four months that has caused disruption or damage to the operation of the business of any Acquired Company or that was potentially reportable to any Governmental Entity.

(b) The Acquired Companies are in possession of and the Buyer will receive such working copies of all Software, including, without limitation, object and (for Software owned by or exclusively licensed to any Acquired Company) source code, and all related manuals, licenses, and other documentation, as are necessary for the current conduct and currently proposed conduct of the business of the Acquired Companies.

(c) Section 5.11(c) of the Parent Disclosure Schedules identifies: (i) any Contracts pursuant to which any Acquired Company licensed or otherwise provided to any Person any source code of Software that constitutes Licensed Intellectual Property or Owned Intellectual Property that is licensed to third parties; and (ii) any escrow arrangements regarding the source code of Software that constitutes Licensed Intellectual Property or Owned Intellectual Property that is licensed to third parties. Except as set forth on Section 5.11(c)(iii) of the Parent Disclosure Schedules, no licensee of source code that is Licensed Intellectual Property or Owned Intellectual Property may sublicense such source code without the written consent of the applicable Acquired Company.

(d) Section 5.11(d) the Parent Disclosure Schedule identifies all Open Source Software that is used by each Acquired Company.

(e) All Open Source Software used by any Acquired Company is fully segregable and independent from any Software that is proprietary to any Acquired Company, and no Open Source Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed, in whole or in part, with any proprietary Software of any Acquired Company.

(f) Each Acquired Company owns or, to the Knowledge of the Company, has the legal right to hold and use all data used in the business operation of such Acquired Company as currently conducted. Each Acquired Company has taken reasonable measures to preserve the confidentiality, integrity and proprietary nature of non-public data and, to the Knowledge of the Company, there has not been unauthorized use or disclosure of such data. The ownership or use of such data by the Acquired Companies does not violate any Law or Order.

5.12 Absence of Certain Changes or Events.

(a) Since December 31, 2011 there has been no Material Adverse Effect.

(b) Without limiting the generality of this Section 5.12, except as set forth on Section 5.12(b) of the Parent Disclosure Schedule, since December 31, 2011, each Acquired Company has conducted its business in the ordinary course, consistent with past practice, and no Acquired Company has:

(i) amended or changed its Organizational Documents;

(ii) issued, sold or otherwise disposed of or repurchased, redeemed or otherwise acquired any shares of, or rights of any kind to acquire (including options) any of its Equity Securities; or granted any registration rights in respect of any of its Equity Securities;

(iii) reclassified, combined, split, subdivided or issued any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of its Equity Securities;

(iv) made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), changed, or made, any Tax election, changed any Tax accounting method or settled any claim for Taxes or revalued any of its assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(v)  (A) adopted, established, entered into, amended or terminated any Plan, (B) entered into, amended or modified any Collective Bargaining Agreement, Union Contract or other Contract with any labor organization or Union, (C) entered into amended or modified any employment, consulting, severance, change in control or similar Contract with an executive officer, director or manager of any Acquired Company, (D) other than in the ordinary course of business and consistent with past practice or pursuant to a written plan or agreement, increased the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, manager, consultant or independent contractor of any Acquired Company or (E) other than in the ordinary course of business and consistent with past practice, paid any bonuses, salaries or other compensation to any member, manager, employee, officer, director, manager, consultant of independent contractor of any of the Acquired Companies;

(vi) breached, cancelled, materially modified, terminated or granted a material waiver or release of any Permit or Company Contract;

(vii) entered into, breached or violated or terminated or received any notice of termination of (i) any material license or any distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any of the Acquired Companies of at least $250,000, individually or in the aggregate;

(viii) suffered any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;

(ix) acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any properties or assets that have a fair market value in excess of $250,000 (whether by merger, consolidation or otherwise), other than acquisitions of supplies and sales of inventory or services in the ordinary course of business consistent with past practice;

(x) mortgaged, pledged or had any Lien imposed on any material asset or property of any of the Acquired Companies;

(xi) suffered or experienced any cancellation, waiver, forbearance, transfer, disposition or settlement of any claims or rights with a value to any of the Acquired Companies in excess of $250,000 individually or in the aggregate;

(xii) suffered or experienced any disposal, or permission to lapse, of any license or other rights to use any invention, patent, trademark or other Intellectual Property (other than the termination of a license due to the expiration of a Contract in the ordinary course pursuant to its terms), disclosure of any trade secrets or other confidential information of any of the Acquired Companies to a third party except pursuant to written agreements containing reasonable confidentiality obligations entered into in the ordinary course of business consistent with past practice, or failure to maintain in force any patent and/or trademark, copyright (or any application therefor) of any of the Acquired Companies;

(xiii) made any loan, advance or capital contribution to, or investment in, any Person other than advances in the ordinary course of business consistent with past practice;

(xiv) participated in and/or prepared for any arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim(s) of any kind against any Acquired Company and/or any of their respective partners, directors, members, officers, executives, managers, or employees;

(xv) taken any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act, or any similar federal, state, local or foreign Law in any applicable jurisdiction;

(xvi) made any material changes in its customary methods of operations, including practices and policies relating to marketing, selling and pricing;

(xvii) undergone a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xviii) authorized, or entered into any Contract to do, any of the foregoing.

5.13 Contracts.

(a) Section 5.13(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Acquired Company is a party or a beneficiary or by which any Acquired Company or its assets are subject:

(i) Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets and that involves or could involve (A) aggregate annual payments by any Acquired Company in excess of $250,000 or (B) aggregate payments by any Acquired Company in excess of $500,000;

(ii) Contracts (A) for the sale by any Acquired Company of materials, supplies, goods, services, or other assets, and that involve a specified annual minimum dollar sales amount in excess of $400,000 or (B) pursuant to which any Acquired Company received payments in excess of $400,000 in the year ended 2011 or expects to receive payments in excess of $400,000 in the year ending 2012 or any year thereafter;

(iii) partnership, joint venture or similar Contracts;

(iv) compensation, employment, severance, stay, bonus, termination, change in control, consulting or similar Contracts;

(v) Contracts containing covenants not to compete, exclusivity or other covenants restricting or purporting to restrict the right of any Acquired Company or its Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;

(vi) Collective Bargaining Agreements or Union Contracts or any other binding Contract, memorandum of understanding, or similar understanding or Contract with a Union or other representative of employees;

(vii) Contracts with any Seller or any Affiliate or family member of any Seller or any Acquired Company;

(viii) broker, franchise, management, service, distributor, dealer, manufacturer’s representative, sales agency, consulting or other similar type of Contracts;

(ix) notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money;

(x) Contracts under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(xi) Contracts under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xii) Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(xiii) powers of attorney or similar instruments;

(xiv) Contracts with any Governmental Entity (“Government Contracts”);

(xv) swap, option, forward, future or other commodities, hedging or derivatives Contracts;

(xvi) lease, rental agreement, license, installment and conditional sale Contract and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

(xvii) Contracts providing for payments to or by any of the Acquired Companies based on sales, purchases, or profits, other than direct payments for goods or services;

(xviii) Contracts for capital expenditures by any of the Acquired Companies in excess of $50,000;

(xix) Contracts regulating or controlling the voting or disposition of the Equity Securities of any of the Acquired Companies or giving any Person the right to appoint directors or managers or control the management of any of the Acquired Companies; or

(xx) written warranties, guaranties, and/or other similar undertakings with respect to contractual performance extended by any of the Acquired Companies other than in the ordinary course of business consistent with past practice.

The Contracts required to be listed on Section 5.13(a) of the Parent Disclosure Schedule together with the Real Property Leases and Intellectual Property Contracts, are collectively referred to herein as the “Company Contracts.” The Company has made available complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to the Buyer.

(b) Except as set forth on Section 5.13(b) of the Parent Disclosure Schedule, (i) each Company Contract is in full force and effect and valid and enforceable in accordance with its terms against the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto, (ii) the Acquired Companies are in compliance in all material respects with, and to the Knowledge of the Company, all other parties thereto are in compliance in all material respects with, the provisions of each Company Contract, (iii) no Acquired Company is, and to the Knowledge of the Company, no other party thereto is, in default in a material respect in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and no Acquired Company has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured and (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with in a material respect or constitute a material default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract. Except as set forth on Schedule 5.13(b) of the Parent Disclosure Schedule, none of the Acquired Companies nor any other Person has demanded that any material amounts paid or payable to any of the Acquired Companies under any of the Company Contracts be renegotiated.

(c) Each of the Acquired Companies has complied, in all material respects, with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, national security obligations including without limitation those specified in the National Industrial Security Program Operating Manual, FAR, related cost principles, and the Cost Accounting Standards, where and as applicable to each active Government Contract.

(d) The U.S. Government has not notified any of the Acquired Companies in writing that the Company or any other Acquired Company has breached or violated in any material respect any applicable Law or any certification or representation pertaining to any Government Contract with a United States Governmental Entity since January 1, 2003.

(e) Except as set forth on Section 5.13(e) of the Parent Disclosure Schedule, for the last five (5) years, (i) no Government Contract has been terminated for convenience or default, (ii) no stop work order, cure notice, show cause notice or other notice threatening termination has been issued to any of the Acquired Companies with respect to any such active Government Contract, and (iii) no event, condition or omission has occurred or exists that would constitute grounds for any such action with respect to any such active Government Contract.

(f) During the past five (5) years none of the Acquired Companies, nor to the Knowledge of the Company, any of their respective directors, officers or employees has ever been and is not now, suspended, debarred or proposed for suspension or debarment under FAR or any applicable Law. To the Knowledge of the Company, no such suspension or debarment actions with respect to any Government Contract with a United Stated Governmental Entity or have been commenced or threatened against any of the Acquired Companies, or any of their respective directors, officers or employees.

(g) None of the Acquired Companies nor any of their respective directors, officers or, to the Knowledge of the Company, any of their employees, agents or consultants is (or has been since January 1, 2003) under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other misconduct arising under or relating to any Government Contract.

(h) The Acquired Companies have developed and implemented a government contracts compliance program which includes corporate policies and procedures designed to ensure compliance with applicable government procurement Laws, including those relating to contract requirements. The Company has made available to the Buyer complete and accurate copies of the Acquired Companies’ government contracts compliance program.

5.14 Litigation. Except as set forth on Section 5.14 of the Parent Disclosure Schedule, there is no action, suit or proceeding, claim (including, without limitation, any demand, written assertion of rights or cease and desist notification), complaint, arbitration, mediation, litigation, governmental inquiry, prosecution, administrative proceeding or other investigation (each, an “Action”), (i) pending or, to the Knowledge of the Company, threatened against or affecting any Acquired Company, its business or its properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occurred or circumstance exists (with or without notice or lapse of time) that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action. No officer, director or manager of any Acquired Company is a defendant in any Action commenced by any holder of Equity Securities of any Acquired Company with respect to his duties as an officer, director or manager thereof under any applicable Law. There is no unsatisfied Order or penalty against any Acquired Company or affecting its assets or properties and, to the Knowledge of the Company, no officer, director, manager or employee of any of the Acquired Companies is subject to any Order that relates to the business of, or any of the properties or assets owned or used by any of the Acquired Companies.

5.15 Employee Benefits.

(a) Section 5.15(a)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans. The Acquired Companies have delivered or made available complete and accurate copies of the following documents (in each case, as applicable) to the Buyer with respect to each Benefit Plan: (i) the current plan document and any amendments thereto, (ii) the trust agreement (and all amendments thereto and the latest financial statements thereof), (iii) a written description of any Benefit Plan that is not set forth in a written document, (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto, (v) the most recent determination, advisory and/or opinion letter, as applicable, from the IRS covering such Benefit Plan, and (vi) the annual reports (Form 5500 Series and all schedules attached thereto) covering such Benefit Plan for each of the last three (3) years. Except as disclosed on Section 5.15(a)(ii) of the Parent Disclosure Schedule:

(b)    (i) each Benefit Plan has been administered and maintained in all material respects in accordance with its terms and with the requirements of all applicable Laws, including ERISA and the Code, (ii) each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification; (iii) each Benefit Plan has been timely amended to comply with changes in the requirements for tax-qualified status under Section 401(a) of the Code, and (iv) all contributions required to be made to each Benefit Plan have been timely made in accordance with the terms of the plan, ERISA, the Code and other applicable Laws, and all premiums due with respect to the insurance policies funding any Benefit Plan have been paid;

(c)    (i) no Benefit Plan is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code, (ii) no Benefit Plan is a Multiemployer Plan, and (iii) no Benefit Plan is a plan that has two or more contributing sponsors that are not ERISA Affiliates;

(d) other than the Argus Defined Benefit Plan, neither the Acquired Companies nor any of their respective ERISA Affiliates has ever sponsored, maintained or contributed to an employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code. With respect to the Argus Defined Benefit Plan, (i) the plan has been terminated and liquidated in accordance with applicable Laws (including, without limitation, the PBGC’s Standard Termination Filing Instructions), (ii) there are no remaining Liabilities with respect to the plan, (iii) the PBGC has not issued a notice of noncompliance with respect to the termination of the plan, (iv) a determination letter as to the qualified status of such plan upon its termination has been received from the IRS, and no circumstances exist which could reasonably be expected to result in the revocation of such letter, (v) there has not been any failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (or any predecessor provisions), (vi) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred; and (vii) neither such plan nor the PBGC has a Lien on any of the assets or properties of the Acquired Companies or their ERISA Affiliates;

(e) neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby will, either solely as a result thereof or in conjunction with any other event, in respect of any current or former employee, officer, director, manager, consultant or independent contractor of the Acquired Companies or any other Person, (i) trigger any funding of any compensation, (ii) increase any benefits otherwise payable under any Benefit Plan or Contract, (iii) result in any payment becoming due to any such Person or (iv) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan or Contract;

(f) no Benefit Plan provides for post-retirement life or health insurance, benefits or coverage, and none of the Acquired Companies otherwise has any actual or potential Liability for welfare benefits to former employees or beneficiaries/dependents thereof, except (i) as may be required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any applicable state Law, or (ii) continuation of welfare benefits pursuant to an employment or severance agreement for a period following termination of employment of no greater than one year;

(g) there are no pending actions, claims or lawsuits (excluding claims for benefits incurred in the ordinary course of plan activities or appeals thereof) which have been brought or, to the Knowledge of the Company, threatened with respect to, or against any Benefit Plan and, to the Knowledge of the Company, no event has occurred or circumstances exist that could reasonably be expected to give rise to any such action, claim or lawsuit;

(h) each Benefit Plan and each other agreement or arrangement pursuant to which the Acquired Companies or any of their Subsidiaries have any Liability that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is, and has been, in compliance, in all material respects, both operationally and documentarily, with Section 409A of the Code and other guidance issued thereunder;

(i) none of the Acquired Companies is subject to any Liability, Tax or penalty whatsoever to any Person as a result of engaging in a prohibited transaction under ERISA or the Code, and to the Knowledge of the Company, there is no circumstance that could reasonably be expected to result in Liability, Tax or penalty, including a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other Laws; and

(j) the Financial Statements properly reflect all amounts required to be accrued as Liabilities to date under each of the Benefit Plans.

5.16 Labor and Employment Matters.

(a) Section 5.16(a) of Parent Disclosure Schedule contains a complete and accurate list of the names of each employee of the Acquired Companies. Parent has delivered to the Buyer with a complete and accurate list of each such person’s position or function, annual base salary, wages or fees and any incentive or bonus arrangement as in effect as of the date hereof. None of the Acquired Companies has received any information that would lead any of them to believe that a material number of such employees will or may cease to provide such services because of the consummation of the Contemplated Transactions.

(b) No Acquired Company is or has ever been subject to any Union Contracts or Collective Bargaining Agreements and there are no Union Contracts or Collective Bargaining Agreements being negotiated by any Acquired Company. There is no union organization activity (including, without limitation, election activities, or requests or demands for negotiations, recognition or representation) involving any of the employees of the Acquired Companies, pending or threatened, nor has there been any such activities in the past five (5) years. There has never been union representation involving any of the employees of the Acquired Companies. There are no picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Acquired Companies, pending or, to the Knowledge of the Company, threatened, nor have there been any such activities in the past five (5) years.

(c) There is no unfair labor practice, charge or complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or comparable state or local agency, nor is there any other pending or, to the Knowledge of the Company, threatened arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim against any Acquired Company that relates to the employment or termination of employment by any Acquired Company of any individual.

(d) The Acquired Companies are in compliance in all material respects with all federal, state and foreign Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes.

(e) Each Person employed by any of the Acquired Companies was and is properly classified as exempt or non-exempt in accordance with applicable overtime Laws. No Person treated as an independent contractor or consultant by any of the Acquired Companies should have been properly classified as an employee for purposes of the terms and conditions of, or the Laws applicable to, any Benefit Plan.

(f) During the preceding two (2) years, (i) none of the Acquired Companies has effectuated a “mass layoff” or “plant closing”, as defined in the WARN Act, and (ii) none of the Acquired Companies has been affected by any transaction or engaged in layoffs or employment termination sufficient in number to trigger application of any similar state, local or foreign Law. Within the past ninety (90) days, no employee of any of the Acquired Companies has experienced an “employment loss,” as defined by the WARN Act or any similar applicable state, local or foreign Law, requiring notice to employees in the event of a closing or layoff.

5.17 Environmental.

(a) All Environmental Permits held by the Acquired Companies are identified on Section 5.17(a) of the Parent Disclosure Schedule. Except as set forth on Section 5.17(a) of the Parent Disclosure Schedule, (i) each Acquired Company holds all required Environmental Permits and (ii) each such Environmental Permit will remain valid and effective upon consummation of the Closing without any notice to or consent of any Governmental Entity.

(b) Each Acquired Company is in compliance in all material respects with all provisions of all applicable (i) Environmental Permits and (ii) Environmental Laws.

(c) No Acquired Company has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation, arising under or relating to Environmental Laws, including any obligation for investigation, corrective or remedial action.

(d) No Acquired Company has (i) caused or permitted a release of Hazardous Material on, at, under or from any Leased Real Property or any other properties or facilities formerly owned, leased, used or occupied by any Acquired Company, or (ii) transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, treatment, storage or disposal, of any Hazardous Material at or to any location, including without limitation, any location used for the treatment, storage or disposal of Hazardous Material.

(e) The consummation of the Contemplated Transactions will not trigger any requirement under applicable Environmental Laws to disclose the existence of, or conduct any assessment, investigation or remediation of, any environmental conditions at any of the Leased Real Property.

5.18 Insurance.

(a) Section 5.18(a) of the Parent Disclosure Schedule sets forth a complete and accurate (i) list of each insurance policy and fidelity bond which covers any Acquired Company, its properties and assets or any director, manager, officer or employee of any Acquired Company (the “Policies”) and (ii) list and description of any self-insurance arrangement by or affecting any Acquired Company and any reserves established thereunder. There are no pending claims under any of the Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Policies are in full force and effect. All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. No Acquired Company has received a written notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Acquired Companies’ business as a condition to the continuation of coverage under, or renewal of, any such Policy. The Company has made available to the Buyer (A) complete and correct copies of all of the Policies; (B) complete and correct copies of all pending applications for policies of insurance described in clause (i) above; and (iii) any statement by the auditor of any of the financial statements of any of the Acquired Companies with regard to the adequacy of such Acquired Company’s coverage or of the reserves for claims.

(b) Section 5.18(b) of the Parent Disclosure Schedule completely and accurately sets forth, by year, for the current policy year and each of the two (2) preceding policy years: (i) a summary of the loss experience under each Policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $20,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

5.19 Customers. Section 5.19 of the Parent Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest customers of the Acquired Companies based on net sales during the year ended December 31, 2011 and the 6-month period ended June 30, 2012 (the “Material Customers”). Such net sale amounts are also set forth on Section 5.19 of the Parent Disclosure Schedule. No Material Customer has canceled, terminated or otherwise materially and adversely modified, or threatened to cancel, terminate, or otherwise materially and adversely modify, its relationship with any Acquired Company and no Acquired Company has received notice that any Material Customer may take such action or limit its purchases from any Acquired Company. To the Knowledge of the Company, the consummation of the Contemplated Transactions is not reasonably expected to adversely affect the relationship of the Acquired Companies with of any of the Material Customers.

5.20 Suppliers. Section 5.20 of the Parent Disclosure Schedule sets forth a complete and accurate list of each supplier that is material to the operation of the Acquired Companies’ business, including each supplier that constitutes a material source of supply of data to any Acquired Company (the “Material Suppliers”). Except as set forth on Section 5.20 of the Parent Disclosure Schedule, no Material Supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with any Acquired Company and no Acquired Company has received notice that any Material Supplier may cancel, terminate or otherwise materially and adversely modify its relationship with any Acquired Company. To the Knowledge of the Company, the consummation of the Contemplated Transactions is not reasonably expected to adversely affect the relationship of the Acquired Companies with of any of the Material Suppliers.

5.21 Affiliate Transactions. Except as set forth on Section 5.21 of the Parent Disclosure Schedule, no Seller or Affiliate or family member of any of the Sellers, or Affiliate or family member of any director, manager or officer of any Acquired Company is or was a party to, a beneficiary of or is or was subject to, any Contract with any Acquired Company or has or had any interest in any of the properties or assets owned or used by any Acquired Company, other than indirect interests in such by virtue of their ownership interests in Parent. There are no inter-company services provided to any Acquired Company by any Seller or Affiliate of any of the Sellers or by any family member of any director, manager or officer or direct or indirect owner of Equity Securities of any Acquired Company (other than services provided by any such Persons as directors, officers, managers or employees of any Acquired Company). To the Knowledge of the Company, no Seller or Affiliate or family member of any of the Sellers, or Affiliate or family member of any director, manager or officer of any of the Acquired Companies engaged in competition with any of the Acquired Companies with respect to any line of products or services of any of the Acquired Companies (except for the ownership of less than five (5) percent of the outstanding capital stock of any Person that is publicly traded on any recognized exchange or in the over-the-counter market).

5.22 Brokers’ Fees. Except for fees and commissions of Morgan Stanley and Merrill Lynch, which fees and commissions have been disclosed to the Buyer in writing prior to or on the date hereof, no Acquired Company or any of its officers, directors, managers or agents has any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

5.23 FCPA. No Seller nor any Acquired Company (nor any director, officer, agent, employee, consultant of or other Person associated with or acting on behalf of a Seller or an Acquired Company) has (a) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign or domestic government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of any applicable Laws made with a view to implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the Travel Act, the U.K. Anti-Bribery Act or any Law of similar effect in any jurisdiction to which such Person is subject (collectively, “Anti-Bribery Laws”) or (b) otherwise taken any action which would cause an Acquired Company to be in violation of Anti-Bribery Laws.

5.24 Product and Service Warranties. Each product manufactured, distributed, sold, leased, or delivered, and each service provided by, any of the Acquired Companies substantially conforms with all applicable contractual commitments, including all express warranties. No Acquired Company has had any Liability (and, to the Knowledge of the Company, there is no basis for any present or future Action against any of the Acquired Companies that could give rise to any Liability) for any material non-conforming service, subject only to any reserve for warranty claims set forth on the face of the Interim Financial Statement, as adjusted for the passage of time in accordance with the past custom and practice of the Acquired Companies.

5.25 Bank Accounts. Section 5.25 of the Parent Disclosure Schedule sets forth a complete and accurate list of all bank and/or brokerage accounts maintained in the name of any of the Acquired Companies and a brief description of persons authorized to sign on behalf of any of the Acquired Companies with respect to each such account.

5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, Article IV and this Article V, none of the Acquired Companies, the Sellers, or their respective Affiliates or representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Companies or their businesses, asset or properties, or with respect to any other information provided to the Buyer or its Affiliates or representatives in connection with the transactions contemplated hereby and the Buyer is not relying and has not relied on any representations and warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in Article III, Article IV and this Article V. None of the Acquired Companies nor any other Person will have or be subject to any liability or indemnification obligation to the Buyer or, insofar as the parties hereto are concerned, any other Person resulting from the distribution to the Buyer of, any such information, including any information, documents, projections, forecasts, or other material made available to the Buyer or any of its representatives in a “data room” or “virtual data room,” confidential information memorandum or management presentations in expectation of the transactions expressly contemplated by this Agreement or otherwise, unless and then only to the extent that any such information is expressly covered by a representation, warranty or covenant contained in this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article VI is true and correct as of the date hereof and as of the Closing Date.

6.1 Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2 Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Buyer and no other action is necessary on the part of the Buyer to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Sellers and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

6.3 No Conflicts; Consents.

(a) The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Buyer or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights or require a consent or the delivery of notice, under any Contract, Law or Permit applicable to the Buyer or to which the Buyer is a party or a beneficiary or by which the Buyer or its assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(b) Other than as provided under the HSR Act, no Permit or Order of, with, or to any Person is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the Contemplated Transactions, except where the failure to obtain such Permit or Order would not materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

6.4 Availability of Funds. The Buyer will have on the Closing Date sufficient funds to enable it to consummate the Contemplated Transactions.

6.5 Brokers’ Fees. The Buyer does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

6.6 Purchase for Investment. The Units and Oak Shares purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. The Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Units or Oak Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

6.7 No Litigation. There is no Action pending or, to the Knowledge of the Buyer, threatened against the Buyer which questions the legality or propriety of the Contemplated Transactions.

6.8 Certain Arrangements. Other than the Confidentiality Agreement dated May 2, 2012 between Verisk and Parent and the Employment Agreements, there are no written contracts, undertakings, commitments, agreements, obligations or understandings between the Buyer or any of its Affiliates, on the one hand, and any stockholder or member of any of the Acquired Companies’ management or Parent’s or a Subsidiary’s Board of Directors, on the other hand, (a) relating in any way to Parent, the transactions contemplated by this Agreement or to the operations of the Acquired Companies after the Closing; or (b) pursuant to which any Seller or holders of Equity Securities of Parent would be entitled to receive consideration from the Buyer or any of its Affiliates for any Equity Securities of Parent owned by such Person of a different amount or nature than as set forth in this Agreement.

6.9 Acknowledgment. The Buyer acknowledges that (a) neither Parent nor any Person on behalf of Parent is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent in Article V above or in any certificate delivered pursuant to this Agreement, (b) neither the Sellers nor any Person on behalf of the Sellers or any of them is making any representations or warranties whatsoever, express or implied, beyond those expressly given by each Seller severally in Article III or Article IV above, and (c) the Buyer has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person or Parent, that are not expressly set forth in Article III, Article IV or Article V or any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, the Buyer acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Buyer or any of its representatives or advisors.

6.10 No Buyer Vote Required. No vote or other action of the stockholders of the Buyer is required by applicable Law, the Organizational Documents of the Buyer or otherwise in order for the Buyer to consummate the Transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1 Conduct of Business.

(a) Except (i) as set forth on Schedule 7.1(a) to this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending upon the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Acquired Companies shall carry on their business in the ordinary course in a manner consistent with past practice and, to the extent consistent therewith, and shall use their commercially reasonable efforts to keep intact their businesses.

(b) Without limiting the generality of Section 7.1(a), except (A) as set forth on Schedule 7.1(b) to this Agreement, (B) for cash distributions with respect to any Equity Securities of any Acquired Company in such amounts and at such times as determined by Parent in its sole discretion, (C) as required by applicable Law or (D) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Acquired Companies shall not take any action or enter into any transaction not specifically contemplated by this Agreement that would result in any of the following:

(i) any amendment to or change in the Organizational Documents of any Acquired Company;

(ii) any issuance, sale, grant or other disposition or repurchase, redemption or other acquisition of any Equity Securities of any Acquired Company;

(iii) any reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the Equity Securities of any Acquired Company or any options or other rights to acquire any of the foregoing;

(iv) any change in any method of accounting or accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP) by any Acquired Company or any change in any Tax election, any change in any tax accounting method or any settlement of any claim for Taxes;

(v) any write down or write up (or failed to write down or write up in accordance with GAAP consistent with past practice) of any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(vi) except as required by Law, a Contract or Benefit Plan as in effect on the date of this Agreement, any (A) adoption, establishment, amendment, or termination of any Benefit Plan, (B) entry into or amendment or modification to any Collective Bargaining Agreement, Union Contract or other Contract with any labor organization or Union, (C) entry into or amendment or modification to an employment, consulting, severance, change in control or similar Contract with an employee, consultant, independent contractor, executive officer, director or manager of any Acquired Company, (D) except in the ordinary course of business and consistent with past practice, increase in the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, manager, consultant or independent contractor of any Acquired Company, or (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Benefit Plan;

(vii) except in the ordinary course of business consistent with past practice, (A) any cancellation, material modification, termination or grant of a material waiver or release of any Permit, Company Contract or other right or claim or give any consent or exercise any material right thereunder or (B) entry into any Contract which would be a Company Contract;

(viii) any acquisition, sale, transfer, conveyance, lease or other disposition of any businesses or any properties or assets of any Person that have a fair market value in excess of $100,000 by any Acquired Company (other than acquisitions of supplies and sales of inventory or services in the ordinary course of business consistent with past practice);

(ix) any incurrence, guarantee, or assumption by any Acquired Company of any Indebtedness except borrowings under the Revolving Credit Agreement all of which will be paid off and discharged in full at or prior to Closing, or mortgage, pledge or grant of a Lien on any of their properties or assets, other than Permitted Liens;

(x) any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(xi) any capital expenditures in excess of $300,000 per month;

(xii) any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company except as may be specifically contemplated by this Agreement;

(xiii) any change of any election, change of any Tax or accounting period, the settlement of any Tax claim or assessment relating to any of the Acquired Companies, the surrender of any right to claim a refund of Taxes, the consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Acquired Companies; or

(xiv) any authorization or entry into any Contract to do, any of the foregoing.

(c) Without limiting the generality of Section 7.1(a), during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Acquired Companies will use commercially reasonable efforts not to take any action or enter into any transaction not specifically contemplated by this Agreement that would result in (i) any violation of Law or any Order applicable to any Acquired Company or the violation of any Permit or (ii) any breach of any of Parent’s representations, warranties or covenants contained herein.

(d) Except with the prior written consent of the Buyer, during the period commencing on the date hereof and ending upon the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Oak will cause Oak Blocker not to, and Oak Blocker shall not, engage in any business, incur any Liabilities or take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in Article IV untrue or incorrect.

7.2 Access to Information; Notification.

(a) Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, the Acquired Companies shall afford to the Buyer and its officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives reasonable access during regular business hours to the offices, properties, facilities, Books and Records of each of the Acquired Companies and the officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives of the Acquired Companies to discuss the business or financial condition of the Acquired Companies, provided that such access does not unreasonably disrupt the normal operations of the applicable Acquired Company; provided, however, that the Acquired Companies will not be obligated to provide, or cause to be provided, such access or information to the extent that the Acquired Companies determine, in their reasonable judgment, that doing so would (a) violate any Requirements of Law, (b) violate a contract or obligation of confidentiality owing to a third party, (c) jeopardize the protection of an attorney-client privilege or (d) expose the Acquired Companies to a material risk of Liability for disclosure of sensitive or personal information; and provided, further, that the Acquired Companies will not be obligated to disclose minutes of the deliberations of their respective board of directors (or any committees thereof) in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives thereto, or any materials provided to such boards of directors (or such committees) in connection therewith. Subject to the foregoing limitation, the Acquired Companies shall provide to the Buyer copies of all such contracts, Books and Records and other existing documents and data as the Buyer may reasonably request. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Oak shall afford to the Buyer and its officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives reasonable access at all reasonable times to the Books and Records of Oak Blocker and the officers, directors, accountants, counsel, consultants, advisors, agents and other representatives of Oak Blocker to discuss the business or financial condition of the Acquired Companies and Oak Blocker.

(b) Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each party shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company and the Sellers shall promptly notify the Buyer of (a) any Action that may be instituted or threatened against any of the Acquired Companies which would have been listed in a Schedule in response to Section 5.14 if such Action had arisen prior to the date hereof; (b) any other event or matter which becomes known to Parent, the Company or the Representative and would cause any other representation or warranty contained in Article IV or Article V to be untrue in any material respect or (c) any failure of any of the Acquired Companies to comply with or satisfy any covenant, amendment or agreement to be complied with or satisfied by any of the Acquired Companies under this Agreement or any Ancillary Agreement to which any Acquired Company is party. Each Non-Oak Seller shall promptly notify the Buyer of (a) any Action that may be instituted or threatened against such non-Oak Seller related to or in connection with this Agreement, the Contemplated Transactions or any of the Units, (b) any other event or matter which becomes known to such Non-Oak Seller and would cause any of its representations or warranties contained in Article III to be untrue in any material respect or (c) any failure of such Non-Oak Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement to which it is a party Oak and Oak Blocker shall promptly notify the Buyer of (a) any Action instituted or threatened against Oak Blocker, (b) any other event or matter which becomes known to Oak or Oak Blocker and would cause any representation or warranty contained in Article IV to be untrue in any material respect and (c) any failure of Oak or Oak Blocker to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement to which it is a party. No such notification shall affect any of the representations and warranties of Parent, the Sellers, Oak, Oak Blocker or the Buyer hereunder, or the conditions to the obligations of the parties contained herein or otherwise affect the remedies available.

(c) Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall promptly advise the Buyer in writing of (a) any change or event having a Material Adverse Effect, (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (c) any material default under any Company Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing and of which the Company has Knowledge, and (d) any material adverse change in, or any termination of, or threatened termination in writing of, the business relationship between the Company or any of its Subsidiary, on the one hand, and any key customer or supplier, on the other hand, of which the Company has Knowledge. No such notification shall affect any of the representations and warranties of Parent or the Sellers hereunder, or the conditions to the obligations of the parties contained herein or otherwise affect the remedies available.

(d) The Acquired Companies shall deliver to the Buyer as soon as practicable and in any event within fifteen (15) Business Days after the end of each month following the date hereof (i) complete and correct copies of unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies and the related statements of income and retained earnings, members’ equity and cash flow for the period beginning January 1, 2012 to the end of such month and (ii) an Adjusted Cash Statement as of the end of such month.

7.3 Resignations.

(a) At the Closing, the Acquired Companies shall deliver to the Buyer duly signed resignations (including releases of claims other than with respect to (i) rights granted under Sections 5.2(a) and (c) of the Parent LLC Agreement and Section 9 of the Company LLC Agreement (collectively, the “Continuing Indemnification Rights”)) and (ii) any right pursuant to this Agreement or the Non-Oak Sellers Indemnity Escrow Agreement or the Oak Indemnity Escrow Agreement) in form and substance reasonably satisfactory to the Buyer, effective as of the Closing, of (A) all members of the boards of directors or managers (as applicable) of each of the Acquired Companies of their positions as directors or managers (as applicable) and (B) if requested by the Buyer in writing at least five (5) days prior to the Closing, any officers of any Acquired Company of their positions as officers.

(b) At the Closing, Oak Blocker shall deliver to the Buyer duly signed resignations (including releases of claims other than with respect to (i) indemnification rights granted to officers and board members under Oak Blocker’s Organizational Documents (the “Blocker Indemnification Rights”) and (ii) any right pursuant to this Agreement or the Non-Oak Sellers Indemnity Escrow Agreement or the Oak Indemnity Escrow Agreement) in form and substance reasonably satisfactory to the Buyer, effective as of the Closing, of all members of the board of directors and officers of Oak Blocker.

7.4 Permits; Orders and the HSR Act.

(a) Except as provided in Section 7.4(b)-(d) with respect to the HSR Act, the Sellers shall (and (i) the Sellers shall cause the Acquired Companies to and (ii) Oak shall cause Oak Blocker to) use their commercially reasonable efforts to obtain, or cause to be obtained, all Permits and the Required Consents required for the consummation of the Contemplated Transactions in form and substance reasonably satisfactory to the Buyer.

(b) Except as set forth in Section 7.4(d), the Buyer and the Sellers shall (and (i) the Sellers shall cause the Acquired Companies to and (ii) Oak shall cause Oak Blocker to) use commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions to obtain, or cause to be obtained, all Permits or the expiration of the initial waiting period, or any commercially reasonable extension thereof by a Governmental Entity, required pursuant to the HSR Act to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer and the Sellers shall (and (i) the Sellers shall cause the Acquired Companies to) use their commercially reasonable efforts to make or cause to be made, as promptly as practicable (but in any event within ten (10) Business Days) after the execution of this Agreement and not later than any deadline required by applicable Law, all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act. The Buyer and the Sellers will cooperate with each other to prepare and submit any such filing required under the HSR Act. The Sellers, the Buyer and Parent will deliver to each other’s antitrust counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act; provided, however, that certain documents and information may be designated as being provided on an outside counsel or outside antitrust counsel basis only. The Buyer, on the one hand, and the Sellers on the other hand, shall each be responsible for one-half of the filing fee of $125,000 required under the HSR Act.

(c) Except as provided in Section 7.4(d), the Buyer, the Sellers and Parent will cooperate with each other to resolve any investigation or other inquiry by a Governmental Entity under the HSR Act with respect to any filings made in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer, the Sellers and Parent will promptly inform the other parties of any material oral or written communication with any Governmental Entity regarding any such filings under the HSR Act or with respect to the transactions contemplated by this Agreement. No party hereto may independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of such meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend such meeting (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(d) The Buyer, the Sellers and Parent will use commercially reasonable efforts and take all actions necessary to obtain any Permits or the expiration of the initial waiting period, or any commercially reasonable extension thereof by a Governmental Entity, required under the HSR Act, necessary in connection with the transactions contemplated by this Agreement, to resolve any objections that may be asserted by any Governmental Entity under the HSR Act with respect to the transactions contemplated by this Agreement and to respond to requests for additional information from any Governmental Entity during the initial waiting period, or any commercially reasonable extension thereof by a Governmental Entity, under the HSR Act; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall the Buyer be obligated to (i) comply with a Second Request for Additional Information and Documentary Material issued pursuant to the HSR Act, (ii) participate in any claim, suit, investigation or proceeding by any Governmental Entity or other Person commenced (or threatened to be commenced) which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith; or (iii) propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, alter their businesses or commercial practices in any way or take any other action that, in the reasonable judgment of the Buyer, could be expected to limit the right of the Buyer or any of its Affiliates (including, following the Closing, any Acquired Company) to own, operate, retain or conduct freely all or any portion of their respective businesses or assets or otherwise receive the full benefits of this Agreement or exercise the full rights of ownership of the Units or Oak Shares.

7.5 Confidentiality.

(a) The parties acknowledge that the Buyer or an Affiliate of the Buyer and Parent have previously executed a confidentiality agreement dated May 2, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms which terms, upon execution and delivery of this Agreement by the Sellers, shall be binding upon the Sellers as Affiliates of Parent, to the same extent as if entered into directly by such parties; provided, however, that effective immediately upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect and no party shall have any further obligation with respect thereto.

(b) From and after the Closing, the Sellers and the Representative shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their, and their respective, officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, (and, with respect to Oak, concerning Oak Blocker) except to the extent that such Person can show that such information (a) is in the public domain through no fault of any Seller or the Representative or any of their Affiliates, (b) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (c) that such information reasonably relevant for enforcing the Sellers’ rights or defending against assertions by the Buyer is disclosed to any Governmental Entity or an arbitrator or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection with any legal proceedings involving (x) a dispute between the Buyer and any Seller or the Representative or the Company or (y) the interpretation, making, performance, breach or termination hereof or of the Purchase Agreement or (d) that such information is disclosed with the written consent of the Buyer. Nothing herein shall restrict disclosure by the Sellers that are investment or private equity firms or Affiliates of investment or private equity firms of the existence of this Agreement and any of the terms and conditions hereof and thereof and the transactions contemplated hereby and thereby and any key financial information relating thereto provided such disclosure is made on a confidential basis solely to existing and prospective investors of such Sellers. If any Seller or the Representative or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 7.5, and that the Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 7.5.

7.6 Public Announcements. None of the Sellers nor any Acquired Company nor Oak shall issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that any party may make any public disclosure it believes in good faith it is required to do so by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the party required to make the disclosure shall consult with the other parties to the extent possible and allow the other parties reasonable time to comment thereon prior to issuance or release). The Buyer may issue any press release or make any public statement relating to the subject matter of this Agreement without the consent of the Representative, Oak or any other party hereto provided that the Buyer shall consult with the Representative and allow the Representative reasonable time to comment thereon prior to issuance. Nothing in this Section 7.6 shall restrict any Sellers that are investment or private equity firms or Affiliates of investment or private equity firms from disclosing the transactions contemplated hereby and key financial information relating hereto provided that such disclosure is made on a confidential basis solely to existing and prospective investors of such Sellers. For the avoidance of doubt, the distribution of notices and/or other information to the Sellers in furtherance of the transactions contemplated by this Agreement shall not violate the terms of this Section 7.6. The Sellers, Parent and the Buyer shall consult with one another concerning the means by which the Acquired Companies’ employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement and the Buyer shall have the right to be present for any such communication.

7.7 Employee Matters.

(a) With respect to each employee of an Acquired Company at the Closing who actually commences or continues employment with the Buyer or any of its Affiliates (including as of the Closing, the Acquired Companies) after the Closing (each, a “Transferred Employee”), the Buyer shall provide, or cause to be provided, (i) until the first anniversary of the Closing Date, benefits to Transferred Employees, under employee benefit plans, that are substantially comparable, in the aggregate, to the benefits provided to the Transferred Employees prior to the Closing Date under generally applicable Benefit Plans (other than the Company’s Health Reimbursement Arrangement and the AIAS Holding Company, LLC 2007 Equity Incentive Plan); (ii) to the extent commercially practicable, with respect to any medical or dental plan, disability benefit plan or life insurance plan in which the Transferred Employees participate immediately following the Closing Date, coverage without limitations based upon pre-existing conditions (and, to extent commercially practicable, the amount of any expenses incurred prior to the Closing Date under the Benefit Plans shall be credited toward satisfaction of deductibles under the benefit plans maintained by the Acquired Companies for the Transferred Employees after the Closing Date), (iii) to the extent permissible under the applicable benefit plan, recognition for the service completed by the Transferred Employees for purposes of determining eligibility service and vesting service (but not for benefit accrual purposes) under any generally applicable employee benefit plan, program or arrangement in which the Transferred Employees participate on or after the Closing Date and (iv) assume responsibility for the vacation time and sick leave benefits due to the Transferred Employees as of the Closing Date.

(b) Nothing contained in this Section 7.7 or elsewhere in this Agreement, express or implied, shall confer upon any Transferred Employee or legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Section 7.7 or elsewhere in this Agreement, express or implied, shall (i) limit the right of the Buyer or any of its Affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any Transferred Employee or contractor or consultant of any Acquired Company after the Closing, (ii) limit the ability of the Buyer or any of its Affiliates to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement that the Buyer or its Affiliates may assume, establish or maintain, including the Benefit Plans or (iii) be construed as amending or modifying any Benefit Plan as in effect immediately prior to the Closing.

(c) The Buyer agrees that all amounts accrued by the Company as of the Closing for payment as 2012 annual bonuses to Transferred Employees in the ordinary course of business consistent with past practice (the “Ordinary Bonus Accrual”) plus an amount equal to $215,000 shall be paid on or about January 31, 2013 to such of the Transferred Employees and in such amounts as, in each case, determined by the Representative with the approval of the Buyer, which approval shall not be unreasonably withheld. As of June 30, 2012, the Ordinary Bonus Accrual was $2,301,364 and as of the Closing the Ordinary Bonus Accrual shall be accurately included in the amount of the Estimated Net Working Capital and be reflected in the Estimated Closing Statement.

(d) Prior to the Closing Date, the Company shall take all necessary actions to terminate the Argus Profit Sharing 401(k) Plan (the “Argus 401(k) Plan”) in accordance with the terms of such plan and applicable Law, effective immediately prior to the Closing, and all documentation reflecting such actions shall be subject to the review and reasonable approval of the Buyer. Such actions shall include, without limitation, the Company’s board of managers’ adoption of resolutions (i) terminating the Argus 401(k) Plan, (ii) amending the Argus 401(k) Plan to provide that all participants’ account balances shall be 100% vested as of the plan termination date and (iii) amending the Argus 401(k) Plan to provide that distributions shall be made from the Argus 401(k) Plan to all participants and beneficiaries with accounts in the Argus 401(k) Plan as soon as possible following the Closing in accordance with the terms of the Argus 401(k) Plan and applicable Law, including, without limitation, the tax requirements and qualifications of the Code. As soon as practicable following the Closing, the Buyer shall cause the Buyer’s or its designated Affiliate’s 401(k) plan to accept qualified direct rollovers of the accounts (including loans) maintained on behalf of any Transferred Employees under the Plan; provided, however, that the obligation of the Buyer’s or its Affiliate’s 401(k) plan to accept a direct rollover of any loans shall be subject to such reasonable procedural and other requirements and restrictions as the Buyer deems necessary or appropriate. All amounts accrued by the Company or Parent as of the Closing as employer contributions to the Argus 401(k) Plan shall be contributed as determined by the Buyer in the Buyer’s sole discretion, in cash or shares of Class A common stock, $.001 par value per share, of Verisk to the Buyer’s or its designated Affiliate’s 401(k) plan as a discretionary profit sharing contribution for the 2012 plan year, subject to the terms and conditions of Buyer’s or its designated Affiliate’s 401(k) plan and applicable Law (including, without limitation, nondiscrimination requirements).

(e) Prior to the Closing Date, Parent shall have taken all necessary actions to terminate the AIAS Holding Company, LLC 2007 Equity Incentive Plan, effective as of the Closing. Each Class B Common Unit Holder hereby agrees that effective as of the Closing all Restricted Unit Agreements issued to such Class B Common Unit Holder shall be terminated. All documentation reflecting such actions shall have been subject to the review and reasonable approval of the Buyer.

(f) Prior to the Closing Date, the Company shall take all necessary actions to (i) terminate the Company’s Health Reimbursement Arrangement effective immediately prior to the Closing and (ii) reduce all accruals by the Company or Parent for, and all employee account balances under, the Company’s Health Reimbursement Arrangement to zero, in each of cases (i) and (ii), in accordance with the terms of such arrangement and applicable Law (including, without limitation, Tax withholding Laws) and all documentation reflecting such actions shall be subject to the review and reasonable approval of the Buyer. Such actions shall include, without limitation, the Company’s board of managers’ adoption of resolutions terminating the Company’s Health Reimbursement Arrangement.

7.8 Tax Matters.

(a) Preparation and Filing of Pre-Closing Tax Returns.

(i) The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies and Oak Blocker which are filed after the Closing Date, including, without limitation, the filing or amendment of any Tax Returns that relate to any Pre-Closing Tax Period. For purposes of preparing any income Tax Returns of Parent for any Pre-Closing Tax Period, except as otherwise provided in this Section 7.8, the Buyer shall allocate income, gain, loss, deduction and credit (or items thereof) attributable to such Pre-Closing Tax Period to the Sellers in accordance with the applicable provisions of the Parent LLC Agreement, consistent with past practice, unless otherwise required by applicable Law or Order. With respect to the preparation and filing of any income Tax Returns of the Acquired Companies for a Pre-Closing Tax Period that results in the allocation and pass-through of any of the Acquired Companies’ items of income, gain, loss, deduction or credit to the Non-Oak Sellers’ or Oak Blocker’s income Tax Returns, the Buyer shall provide a draft copy of such income Tax Returns to the Representative at least twenty-three (23) days prior to the Buyer’s chosen filing date for such income Tax Returns and shall make revisions to such income Tax Returns in response to comments provided by Representative to Buyer no less than seven (7) days prior to the Buyer’s chosen filing date, provided that such proposed revisions shall only be made if they are reasonable, in accordance with the Acquired Companies past Tax practices, in accordance with applicable Tax Laws, not contrary to any applicable Tax Proceeding or other Order and such revisions will not increase the Tax Liabilities of any of the Acquired Companies, Oak Blocker or the Buyer (as compared to if such revisions were not made) for any Taxable period that includes any period following Closing. To the extent permitted by applicable Law, the Non-Oak Sellers and Oak Blocker shall include income, gain, loss, deduction or other tax items attributable to the operations of the Acquired Companies that arises from any Pre-Closing Tax Period (“Pre-Closing Income”) on their respective Tax Returns in a manner consistent with their allocable share of Pre-Closing Income set forth on their respective Schedule K-1s or other Tax reporting documents attributable to their pre-Closing ownership of Parent (and indirect ownership of any of the Acquired Companies) (with respect to each Non-Oak Seller and Oak Blocker, its “Allocable Share”) and as shall be furnished to the Non-Oak Sellers and Oak Blocker by the Buyer or Parent for such periods; provided, that with respect to Oak Blocker’s Allocable Share of Pre-Closing Income, Oak shall be obligated to remit the amount of Taxes incurred by Oak Blocker as a result of Oak Blocker’s Allocable Share of Pre-Closing Income to the Buyer within seven (7) days of receiving: (A) written notice from the Buyer of the amount to be remitted, and (B) the relevant Schedule K-1s or other Tax reporting document that reflects Oak Blocker’s Allocable Share of Pre-Closing Income. Upon the Buyer receiving the amount of Taxes arising from Oak Blocker’s Allocable Share of Pre-Closing Income, the Buyer shall timely remit the amount received from Oak to the appropriate Taxing Authorities to satisfy such Tax Liability of Oak Blocker. Any Taxes to be reported and to be paid by the Sellers as a result of such Sellers’ (or Oak Blocker’s) Allocable Share of Pre-Closing Income shall be excluded from, not subject to, and not limited by, the Basket or any Individual Aggregate Cap or the Aggregate Cap.

(ii) With respect to any and all Tax Returns of Oak Blocker or any Acquired Company that relates to any Pre-Closing Tax Period and for which the Buyer seeks payment pursuant to Section 7.8(a)(i) or for which the Buyer may seek indemnification for Taxes pursuant to Article X, the Buyer shall: (A) provide a draft copy of such Tax Returns to the Representative at least twenty-three (23) days prior to the Buyer’s chosen filing date for such Tax Returns; and (B) reasonably consider any and all reasonable comments provided by Representative with respect to such Tax Returns, provided that such comments are provided to Buyer no less than fifteen (15) days prior to the Buyer’s chosen filing date, provided, further, that the Buyer shall fully control the preparation, filing and/or amending of all such Tax Returns and, notwithstanding the Buyer’s consideration of the Representative’s comments, neither the Buyer nor any Acquired Company nor Oak Blocker shall have any obligation to accept or incorporate into any such Tax Returns any of the Representative’s comments. Notwithstanding the foregoing provisions of this Section 7.8(a)(ii), with respect to filing any Tax Return for any Acquired Company or Oak Blocker that pertains to a Pre-Closing Tax Period in any Tax jurisdiction where a Tax Return has not previously been filed by such Acquired Company or Oak Blocker, in order for any Buyer Indemnitee to be eligible for indemnification under Article X with respect to any Tax Liability that may arise from, or be identified by, any such Tax Return, either (I) the filing of such Tax Return must be in response to the Buyer’s reasonably chosen resolution of a written or verbal notice from, audit, administrative or court proceeding involving, any Taxing Authority or as otherwise approved by the Representative (such approval not to be unreasonably withheld, delayed or conditioned), or (II) a “commercially reasonable basis” must exist for the filing of such Tax Return. For purposes of this Section 7.8(a)(ii), a “commercially reasonable basis” shall include, without limitation, the Buyer’s decision to cause Oak Blocker or any Acquired Company to engage in a voluntary worker classification settlement program, voluntary compliance procedure, tax amnesty program or other settlement program with any Taxing Authority.

(iii) Except in connection with the settlement or other disposition of any Tax Proceeding to which one or more of the Acquired Companies and/or Oak Blocker is a party and that relates to the Tax treatment of the Class B Common Units issued to any Class B Common Unit Holder (subject to the proviso at the conclusion of this Section 7.8(a)(iii)) or as required by any applicable Law enacted from and after the date hereof or any applicable ruling, binding authority or precedent issued by any court of competent jurisdiction or the IRS (or other applicable taxing authority) from and after the date hereof, the Buyer agrees that the Class B Common Unit Holders shall be treated as partners for all Tax purposes, consistent with the past practices of the Acquired Companies. Notwithstanding anything set forth in Section 7.8(b)(i) to the contrary, each Class B Common Unit Holder shall determine and control, in such Class B Common Unit Holder’s sole discretion, any Tax Proceeding (or portion thereof) regarding the Tax treatment of the Class B Common Units on such Class B Common Unit Holder’s personal Tax Returns; provided, however, that: (x) with respect to any such Tax Proceeding, the Class B Common Unit Holders shall act only on their own behalf, with respect to their own personal Tax Returns and shall not represent Oak Blocker or any Acquired Company; (y)

the Class B Common Unit Holder shall keep the Buyer informed in writing as to any such Tax Proceeding; and (z) the Class B Common Unit Holder shall consider in good faith any written comments submitted by the Buyer with respect to any such Tax Proceeding. For the avoidance of doubt, the Buyer shall determine and control, in the Buyer’s sole discretion, the preparation, prosecution, defense, settlement, disposition and/or conduct of any Tax Proceeding (and the preparation of any Tax Returns of the Acquired Companies or Oak Blocker, including, amended Tax Returns, filed as a result of the settlement or other disposition of such Tax Proceeding) to which one or more of the Acquired Companies or Oak Blocker is a party and that relates to the Tax treatment by the Acquired Companies or Oak Blocker of the Class B Common Units issued to any Class B Common Unit Holder during any Pre-Closing Tax Period; provided, however, the Buyer shall not settle, compromise and/or concede such a Tax Proceeding (or the relevant portion thereof) without the written consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Tax Proceedings; Cooperation.

(i) The Buyer shall determine and control (in its sole discretion) the preparation, prosecution, defense, settlement, disposition and/or conduct of any audit, examination, claim for refund, administrative or judicial proceeding or other Action involving any Tax Liability or refund (a “Tax Proceeding”) with respect to any Acquired Company or Oak Blocker for any Pre-Closing Tax Period; provided, however, with respect to any Tax Proceeding (or portion thereof) of an Acquired Company that could reasonably result in an adverse adjustment (when compared to the prior income Tax filings of the Acquired Companies) to any Non-Oak Seller’s Allocable Share of Pre-Closing Income as previously reported on their personal Tax Returns, the Buyer shall not settle, compromise and/or concede the relevant portion of such Tax Proceeding that relates to such adverse adjustment without the written consent of the Representative, which consent shall not be unreasonably, withheld, delayed or conditioned. The Buyer shall keep the Representative informed in writing as to any such Tax Proceeding as it affects a Pre-Closing Tax Period, and the Buyer shall consider in good faith any written comments submitted to Buyer with respect to any such Tax Proceeding.

(ii) The Buyer and the Sellers shall, and shall each cause its Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing, signing and filing of any Tax Return, amended Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Action with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Acquired Companies and Oak Blocker for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (A) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (B) any record retention agreement entered into with any Tax Authority. Each of the Buyer and the Representative shall give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, in the case of any proposed transfer, destruction or discarding of such by the Representative, if the Buyer so requests, the Representative shall allow the Buyer to take possession of such books and records, and in the case of any proposed transfer, destruction or discarding of such by the Buyer, if the Representative so requests, the Buyer shall retain such records for an additional period of time reasonably requested by the Representative. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c) Allocation of Certain Taxes.

(i) If an Acquired Company or Oak Blocker is permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, capital or revenues of the Acquired Companies or Oak Blocker for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, (A) deductions in employment and payroll related Taxes, including, the withholding of all income Taxes, FICA and FUTA, and (B) the Taxable period of any partnership or other pass-through entity in which the Acquired Companies or Oak Blocker holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Taxes of the Acquired Companies or Oak Blocker for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii) Except as otherwise required by Law, all deductions for the Sellers’ Transaction Expenses shall be reflected on the Tax Returns for the Pre-Closing Tax Periods.

(d) Payment of Transfer Taxes and Fees. Any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid by the party upon whom the applicable Law imposes such Transfer Tax. Such party shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the other party shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the filing party.

(e) Termination of Tax Sharing Agreements. The Sellers shall ensure that any and all Tax allocation agreements, Tax sharing agreements or similar agreements or arrangements binding any Acquired Company and/or Oak Blocker shall be terminated with respect to the Acquired Company and Oak Blocker as of the day before the Closing Date and, from and after the Closing Date, none of any Acquired Company or Oak Blocker shall have an obligation to make any payments or have any Liability in respect thereof to any Person for any period.

(f) Carryovers, Refunds, and Related Matters. Any refund of Taxes (including any interest thereon) that relates to an Acquired Company or Oak Blocker shall be the property of such Acquired Company or Oak Blocker, as applicable, and shall be retained by such Acquired Company (or promptly paid by the Sellers to such Acquired Company if any such refund (or interest thereon) is received by a Seller or any Affiliate of a Seller) or Oak Blocker (or promptly paid by Oak to Oak Blocker if any such refund (or interest thereon) is received by Oak or any Affiliate of Oak). Any refund of income Taxes that arises from an allocation and pass-through of Pre-Closing Income of the Acquired Companies to any Seller and which was properly reported on such Seller’s income Tax Return shall be the property of such Seller, provided, that in the case of any such income Tax refund received by Oak Blocker, Oak Blocker shall promptly remit the amount of such income Tax refund to Oak. Any and all Tax refunds, assets or benefits of Oak Blocker arising from or attributable to, directly or indirectly, any expenses of any Acquired Company incurred or deemed to have been incurred prior to or through the Closing other than Sellers’ Transaction Expenses shall be the property of Oak Blocker and shall not be paid to Oak.

7.9 Access to Books and Records. The Buyer will, and will cause the Company and its Subsidiaries to, preserve and keep the records held by them relating to the respective businesses of Company and its Subsidiaries and Oak Blocker for a period of seven (7) years from the Closing Date (or longer if required by applicable requirements of Law) and will make such records and personnel available to the Sellers and the Representative as may be reasonably required by such party in connection with, among other things, any insurance claims by, Action or tax audits against or governmental investigations of, the Sellers and the Representative or any of their respective Affiliates.

7.10 Further Assurances. Except as otherwise provided herein, the parties hereto shall (and (i) the Sellers and Parent shall cause the Acquired Companies to and (ii) Oak shall cause Oak Blocker to) use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the Contemplated Transactions. If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, that action.

7.11 Directors’ and Officers’ Insurance Policy.

(a) Prior to the Closing, the Company may obtain a six (6) year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and the Subsidiaries on the date of this Agreement with respect to claims arising in whole or in part from factors or events that actually or allegedly occurred on or before the Closing Date.

(b) For a period of six (6) years after the Closing, the Company and its Subsidiaries will fulfill and honor the obligations to indemnify, advance expenses and exculpate the current or former directors or officers of the Company or any of its Subsidiaries for periods prior to and including the Closing as are currently set forth in the Organizational Documents of the Company and the Subsidiaries subject to any limitation imposed from time to time under applicable Law. Notwithstanding the foregoing, the Buyer shall have the right to liquidate, dissolve, wind-up, merge, consolidate or otherwise effect the corporate or entity existence of any of the Company or any of the Subsidiaries.

7.12 Representative.

(a) Each of the Sellers irrevocably appoints Leonard Laufer (the “Representative”) with power of designation and assignment as his, her or its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Seller with the full power, without the consent of such Seller, to exercise as the Representative deems appropriate, the powers which such Seller could exercise under the provisions of this Agreement, the Non-Oak Sellers Indemnity Escrow Agreement or the Oak Indemnity Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Representative in connection with this Agreement, the Non-Oak Sellers Indemnity Escrow Agreement and the Oak Indemnity Escrow Agreement, which shall include the power and authority to amend, modify, waive or provide consent with respect to, any provision of this Agreement, the Non-Oak Sellers Indemnity Escrow Agreement or the Oak Indemnity Escrow Agreement and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement, the Non-Oak Sellers Indemnity Escrow Agreement and the Oak Indemnity Escrow Agreement and the consummation of the Contemplated Transactions as the Representative may deem necessary or desirable. A decision, act, consent, or instruction of the Representative shall constitute a decision, act, consent or instruction of all of the Sellers and shall be final, binding and conclusive on each Seller. All decisions, acts, consents or instructions of the Representative may be relied upon by any third party as being the decision, act, consent or instruction of every Seller. In any Third Party Defense in which more than one Seller is an Indemnitor, the Representative shall act on behalf of all Seller Indemnitors. The Buyer and the Buyer Indemnitees, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Representative as being legally binding acts of each Seller individually and the Sellers collectively. The appointment and power of attorney granted by each Seller to the Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Seller or the occurrence of any other event or events.

(b) Each Seller acknowledges and agrees that the Representative will not be liable to the Sellers for any act done or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Sellers will, jointly and severally, indemnify the Representative and hold it harmless against any Losses incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties under this Agreement and the Non-Oak Sellers Indemnity Escrow Agreement and the Oak Indemnity Escrow Agreement.

(c) Each of the Sellers will reimburse the Representative for his, her or its Pro Rata Share of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Representative that arise out of or are in connection with the acceptance or administration of the Representative’s duties under this Agreement and the Non-Oak Sellers Indemnity Escrow Agreement and the Oak Indemnity Escrow Agreement.

7.13 Restrictive Covenants.

(a) For the period (the “Restricted Period”) commencing on the Closing Date and ending (i) with respect to each of Leonard Laufer, Michael Heller, Nana Banerjee, Nicholas Daffan, Edward Niestat and Nicholas Sulkowski, on the third (3rd) anniversary of the Closing Date and (ii) with respect to each of Michael Blumstein and Steven Underwood, on the first anniversary of the Closing Date, each such Seller shall not, directly or indirectly, and each such Seller shall cause its Affiliates not to, anywhere in the world, directly or indirectly, (i) own, manage, operate, join, control, be employed by, or participate in the ownership, management or control of, or be connected in any manner with, (ii) perform any research or development or marketing services for, or (iii) provide advice, services, Intellectual Property (including Know How) or financing or economic assistance to, any Person which is engaged in, or proposing to engage in, either directly or indirectly, the business engaged in by the Acquired Companies as of the Closing Date (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and covenant set forth in Section 7.13(b)) are therefore not appropriate.

(b) The Sellers agree that during their respective Restricted Periods, they shall not (and shall cause their respective Affiliates not to), (i) solicit the employment or engagement of services of any Person who is or was an employee, contractor or consultant of any Acquired Company, the Buyer or its Affiliates, hire any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to any Acquired Company, the Buyer or its Affiliates or (ii) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with any Acquired Company, the Buyer or its Affiliates. Notwithstanding the foregoing, nothing contained herein shall preclude the hiring of any employee or independent contractor of the Company or any Subsidiary of the Company (i) who responds to a general solicitation of employment through an advertisement not targeted specifically at the Company or any Subsidiary of the Company or their respective employees (such general solicitation shall not constitute a violation of this Section 7.13(b)), (ii) who contacts a Seller or its Affiliate on his or her own initiative without any direct or indirect solicitation by such Seller or its Affiliate, or (iii) through the services of an employment search firm.

(c) The Sellers acknowledge that the restrictions contained in this Section 7.13 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Sellers acknowledge that any violation of this Section 7.13 will result in irreparable injury to the Buyer and agree that the Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7.13, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled.

(d) In the event that any covenant contained in this Section 7.13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.13 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.14 Sellers’ Release. EFFECTIVE AS OF THE CLOSING, EACH SELLER DOES FOR ITSELF, HIMSELF OR HERSELF, AND ITS, HIS OR HER RESPECTIVE RELATED PERSONS, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE PARENT AND ITS SUBSIDIARIES, OAK BLOCKER, THE BUYER, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, HEREINAFTER REFERRED TO AS A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. FOR PURPOSES HEREOF, “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO PARENT OR ANY SUBSIDIARY THEREOF, OAK BLOCKER, THE BUYER, OR THEIR RESPECTIVE AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT PURSUANT TO THIS AGREEMENT OR THE NON-OAK SELLERS INDEMNITY ESCROW AGREEMENT OR THE OAK INDEMNITY ESCROW AGREEMENT, ANY RIGHT TO COMPENSATION, BENEFITS OR REIMBURSABLE EXPENSES DUE FROM PARENT OR ANY OF ITS SUBSIDIARIES OR OAK BLOCKER TO ANY SELLER INCURRED PRIOR TO CLOSING IN THE ORDINARY COURSE OF BUSINESS AND CONSISTENT WITH PAST PRACTICES OF PARENT AND ITS SUBSIDIARIES OR OAK BLOCKER, AS APPLICABLE, THE CONTINUING INDEMNIFICATION RIGHTS PROVIDED TO SUCH PERSON OR THE BLOCKER INDEMNIFICATION RIGHTS. IT IS THE INTENTION OF EACH SELLER IN EXECUTING THIS AGREEMENT AND AGREEING TO THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 7.14 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. EACH SELLER HEREBY REPRESENTS THAT SUCH SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH SELLER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 7.14 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 7.14, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

EACH SELLER RESIDING OR LOCATED IN CALIFORNIA ALSO ACKNOWLEDGES THAT HE, SHE OR IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1541, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR.”

EACH SUCH SELLER ACKNOWLEDGES THAT IT IS AWARE OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND HEREBY KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY, EXPRESSLY AND FOREVER WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OF COMMON LAW PRINCIPLES OF SIMILAR EFFECT IN ANY JURISDICTION, INCLUDING, WITHOUT LIMITATION, NEW YORK AND DELAWARE.

7.15 Argus Services UK Limited. Prior to Closing the Sellers and Parent shall take all commercially reasonable actions to wind down, liquidate and dissolve Argus Services UK Limited in accordance with applicable Laws and shall keep the Buyer informed with respect to such liquidation and dissolution. Parent shall promptly deliver all such documentation in connection therewith reasonably requested by the Buyer.

7.16 Seller Indebtedness. Each Seller will cause all indebtedness (including, without limitation, interest thereon) owed to any of the Acquired Companies by such Seller, or any Affiliate thereof, to be paid to the applicable Acquired Company in full prior to Closing.

7.17 Intellectual Property. The Sellers and Parent shall take all actions necessary to cause all Owned Intellectual Property to be properly assigned to the applicable Acquired Company, to have all Liens thereon fully released and discharged prior to or concurrently with the Closing and shall cause to be filed all appropriate documents with the applicable Governmental Entity properly recording the chain of title and release of Liens related to such Owned Intellectual Property.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Buyer and the Sellers. The obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) No temporary restraining Order, preliminary or permanent injunction or other Order and no Action shall be in effect enjoining, prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

(c) The waiting period under the HSR Act shall have expired or been terminated.

8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Buyer in its sole discretion) of the following further conditions:

(a) Each of the representations and warranties made by the Sellers, Oak Blocker and Parent in this Agreement which are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date).

(b) The Sellers, Oak Blocker and the Acquired Companies shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.

(c) During the period from the date of this Agreement until the Closing, no Material Adverse Effect shall have occurred.

(d) The Buyer shall have received certificates dated the Closing Date signed on behalf of each Seller, Oak Blocker and Parent to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(e) The Required Consents shall have been obtained in form and substance reasonably satisfactory to the Buyer.

(f) The Sellers shall have executed and delivered (or caused to be executed and delivered) to the Buyer all agreements and other documents required to be executed and delivered to the Buyer pursuant to this Agreement at or prior to the Closing (including, without limitation, certificates for the Oak Shares and all other certificates, documents and instruments required to be delivered to the Buyer at the Closing pursuant to Sections 2.4(b), (c), (d) and (e) and Section 2.7).

(g) Since the date of this Agreement, there must not have been commenced or threatened against any of the Sellers, Oak Blocker or any of the Acquired Companies, or against the Buyer, any proceeding reasonably likely to result in any challenge to, or damages or other relief in connection with, any of the transactions contemplated by this Agreement.

(h) Since the date of this Agreement, there must not have been made or threatened against any of the Sellers, any claims reasonably asserting that such Seller is not a holder or beneficial owner of, or does not have the right to sell or to convey ownership of any Equity Securities of Parent or Oak Blocker, as applicable, or that a third party is entitled to all or a portion of the consideration payable under this Agreement.

(i) The Buyer shall have received a certificate of the Secretary of each of Parent and Oak, in form and substance reasonably satisfactory to the Buyer with respect to all requisite entity proceedings and authorizations with respect to this Agreement and the transactions contemplated hereby, the Organizational Documents and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

(j) The Buyer shall have received an opinion from each of Greenberg Traurig, LLP, counsel to Parent, the Company, the Representative and the Non-Oak Sellers, and Finn, Dixon & Herling, LLP, counsel to Oak, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer and its counsel, McCarter & English, LLP, to the effect set forth in Exhibit D.

(k) The Buyer shall have received from the Company the Estimated Closing Statement, the Statement of Indebtedness and Transaction Expenses and the Seller Spreadsheet and such additional documentation in the case of the Statement of Indebtedness and Transaction Expenses as reasonably requested by the Buyer to authorize the Buyer to cause the requisite payments to be made to the creditors of the Acquired Companies in order to fully satisfy and discharge such Indebtedness at Closing.

(l) The Buyer shall have received from Parent assignments of signing authority on behalf of each of the Acquired Companies with respect to each bank account and brokerage account maintained on behalf of the Acquired Companies, in each case in form and substance reasonably satisfactory to the Buyer.

(m) The Buyer shall have received from Parent estoppel certificates executed by each of the landlords under each of the real property leases to which the Company is a party and the consents from the landlords under each of the real property leases set forth on Schedule 2.4(e)(i) to this Agreement, in each case in form and substance reasonably satisfactory to the Buyer.

(n) The Buyer shall have received from Parent evidence that all necessary actions were taken to (i) terminate the AIAS Holding Company, LLC 2007 Equity Incentive Plan, and all Restricted Unit Agreements thereunder, effective as of the Closing, in accordance with their terms, (ii) terminate the Argus 401(k) Plan and (iii) terminate the Company’s Health Reimbursement Arrangement, in each case in form and substance reasonably satisfactory to the Buyer.

(o) The Buyer shall have received evidence of the initiation and status of the liquidation and dissolution of Argus Services UK Limited, in form and substance reasonably satisfactory to the Buyer.

(p) The Buyer shall have received evidence reasonably acceptable to the Buyer that all indebtedness (including, without limitation, interest thereon) owed to any of the Acquired Companies by any Seller, or any Affiliate thereof, has been paid to the applicable Acquired Company in full prior to Closing.

(q) The Buyer shall have received evidence reasonably acceptable to the Buyer confirming that all actions necessary to cause all Owned Intellectual Property to be properly assigned to the applicable Acquired Company have been completed, that all Liens on all Owned Intellectual Property have been fully released and discharged prior to Closing and that all appropriate documents necessary to properly record the chain of title and release of Liens related to such Owned Intellectual Property with the applicable Governmental Entity have been filed.

(r) The Employment Agreements shall have been executed by each of the parties thereto and remain in full force and effect.

8.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Representative in its sole discretion) of the following further conditions:

(a) Each of the representations and warranties of the Buyer set forth in this Agreement which are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date (except for representations and warranties which are as of a specific date or which related to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date).

(b) The Buyer shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) The Sellers shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) The Buyer shall have executed and delivered to the Sellers all agreements and other documents required to be executed and delivered by the Buyer to the Sellers pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Sellers the Closing pursuant to Section 2.4(a)) and the Buyer shall have made the payments required to be made by the Buyer at the Closing pursuant to Section 2.4(a).

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of the Buyer and the Representative;

(ii) by the Buyer or the Representative if the Closing has not been consummated within ninety (90) days after the date of this Agreement; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

(iii) by the Buyer if (A) the Sellers, Parent or Oak Blocker shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Sellers, Parent or Oak Blocker such that the closing conditions set forth in any of Section 8.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Sellers, Parent or Oak Blocker contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 9.1(a)(iii), that such breach is not cured by the Sellers, Parent or Oak Blocker, as applicable, within twenty (20) Business Days after the Sellers, Parent or Oak Blocker receive written notice of such breach from the Buyer and (2) the Buyer shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 9.1(a)(iii) if, at the time of such termination the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), as applicable, would not been satisfied;

(iv) by the Representative if (A) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 8.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 9.1(a)(iv), that such breach is not cured by the Buyer within twenty (20) Business Days after the Buyer receives written notice of such breach from the Representative and (2) the Representative shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if, at the time of such termination any of the Sellers, Parent or Oak Blocker are in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not been satisfied;

(v) by the Buyer or the Representative if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining, delaying or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the transactions contemplated by this Agreement and such Order or other Action is final and non-appealable.

(b) The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(v) shall give written notice of such termination to the other parties hereto.

9.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability other than: (i) with respect to any claim for willful breach of any covenant or agreement set forth in this Agreement); and (ii) the provisions of Sections 7.5, 7.6, 9.1, this Section 9.2 and Article XI will survive any termination hereof pursuant to Section 9.1.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) Except as otherwise expressly provided in this Section 10.1(a), all representations and warranties contained in this Agreement and the Ancillary Agreements (other than the Employment Agreements), shall survive the Closing until and including March 31, 2014. Of the Fundamental Representations, (i) the representations and warranties set forth in Section 3.7 (Tax Matters), Section 4.7 (Taxes) and Section 5.6 (Taxes), shall survive the Closing for the longer of three (3) years or the applicable statute of limitations; and (ii) all other Fundamental Representations shall survive the Closing for a period of three (3) years.

(b) The covenants and obligations of the parties contained herein shall, unless and to the extent that non-compliance with such covenants or obligations is waived in writing by the parties, survive the Closing until (i) with respect to such covenants and obligations that are intended to be performed or owed prior to or at the Closing, the earlier of (A) when performed in full or (B) until and including March 31, 2014 or (ii) with respect to all other covenants and obligations, until performed in full.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Sections 10.2, 10.3 or 10.4 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The right to indemnification based on representations, warranties, covenants, and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and agreements.

10.2 Indemnification by the Sellers for Representations and Warranties of Parent and Certain Covenants.

(a) Subject to the limitations set forth herein, each of the Sellers shall, severally and not jointly, on a pro rata basis based upon such Seller’s Pro Rata Share of the Net Closing Amount, indemnify and defend the Buyer and its Affiliates (including, after the Closing, each Acquired Company) (each a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all Losses suffered or incurred by any Buyer Indemnitee to the extent arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by Parent in Article V of this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Buyer in connection with the Contemplated Transactions;

(ii) any breach or failure by an Acquired Company to perform any covenant or obligation of the Company or any other Acquired Company contained in this Agreement to be performed at or prior to Closing;

(iii) any liability for (A) any Tax imposed on any of the Acquired Companies that relates to or arises from any and all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (B) any Tax of any other Person for periods ending on or before the Closing imposed upon any of the Acquired Companies as a result of such Acquired Company being included prior to the Closing in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law) or, as a transferee or successor, by agreement or otherwise, (C) any Tax of any Acquired Company that is attributable to any of the Acquired Companies’ employment-related classification for purposes of federal, state or foreign wage withholding and FICA, FUTA and Medicare for Persons who performed services for any of the Acquired Companies or any of their respective Affiliates, or (D) any Transfer Tax of the Sellers imposed on any of the Acquired Companies;

(iv) any Liability of Parent, any other Acquired Company or Oak Blocker for any Indebtedness of any Acquired Company existing prior to or at Closing;

(v) any Liability of Parent, any other Acquired Company, Oak Blocker or the Sellers for Sellers’ Transaction Expenses;

(vi) any demand, claim, suit, action, cause of action, proceeding or assessment brought by any current or former holder of any Equity Securities of Parent or any Acquired Company or holder of any warrants or options to purchase any of the foregoing relating to such holder’s ownership, transfer or other disposition of any Equity Securities of Parent or any Acquired Company or relating to this Agreement or the transactions contemplated hereby;

(vii) any inaccuracy in the Seller Spreadsheet, except to the extent such inaccuracy is taken into account in any adjustments required by Section 2.5 hereof (it being understood and agreed that the amounts set forth in the Seller Spreadsheet are subject to adjustment pursuant to Section 2.5); or

(viii) the winding up, liquidation and dissolution of Argus Services UK Limited, whether prior to or after Closing.

(b) The Sellers shall not be liable for any Losses for any inaccuracy or breach of any representation or warranty pursuant to Section 10.2(a)(i) (other than Losses related to any inaccuracy or breach of any of the Fundamental Representations) unless the total of all such Losses for any claims for indemnification made by the Buyer Indemnitees under Section 10.2(a)(i) for breaches of representations and warranties (other than Losses related to any inaccuracy or breach of any of the Fundamental Representations) exceeds $2,000,000 in the aggregate (the “Basket”), in which event the Sellers shall be liable for all such Losses from the first dollar. For the avoidance of doubt, any claims for indemnification by the Buyer Indemnitees for Losses under any of Sections 10.2(a)(ii) through and including 10.2(a)(viii) shall not be subject to the Basket.

(c) Except for any liability for Losses based on any breach of or any inaccuracy in a Fundamental Representation, Losses resulting under any of Sections 10.2(a)(iii) through and including (viii) or Losses resulting from fraud (i) the aggregate liability of the Sellers for indemnifiable Losses under Section 10.2(a) shall not exceed an amount equal to the aggregate amount of the Oak Indemnity Escrow Amount and the Non-Oak Sellers Indemnity Escrow Amount, (ii) the Buyer Indemnitees may recover from the Sellers any indemnification with respect to claims for Losses pursuant to Section 10.2(a) only by making claims in accordance with the Non-Oak Sellers Indemnity Escrow Agreement and the Oak Indemnity Escrow Agreement and only against the Oak Indemnity Escrow Amount and the Non-Oak Sellers Indemnity Escrow Amount, (iii) no Seller shall have any liability for indemnifiable Losses in excess of: in the case of Oak, the Oak Indemnity Escrow Amount, and in the case of the Non-Oak Sellers, such Non-Oak Sellers the ratable share of Non-Oak Sellers Indemnity Escrow Amount and (iv) the Oak Indemnity Escrow Amount and the Non-Oak Sellers Indemnity Escrow Amount shall be the Buyer Indemnitees’ sole and exclusive source of recovery with respect to any amounts required to be paid by the Sellers pursuant to Section 10.2(a).

(d) For Losses incurred based on breaches of or inaccuracies in any of the Fundamental Representations and Losses resulting under any of Sections 10.2(a)(iii) through and including Section 10.2(a)(viii), the Buyer Indemnitees shall be entitled to recovery, first, from the Oak Indemnity Escrow Amount and the Non-Oak Sellers Indemnity Escrow Amount, as applicable, and, second, if and to the extent such Losses exceed such escrowed amounts or such escrowed funds have been exhausted or reserved for other claims, directly from the Sellers (subject to the Individual Aggregate Cap (as defined below)), on a several and not joint basis.

(e) Except for fraud, the cumulative indemnification obligation of each Seller under this Agreement shall in no event exceed the portion of the Purchase Price actually paid to such Seller (such amount for any single Seller, the “Individual Aggregate Cap,” and the aggregate of the Individual Aggregate Caps for all Sellers, the “Aggregate Cap”).

10.3 Indemnification by Oak.

(a) Oak shall indemnify and defend the Buyer Indemnitees against, and shall hold them harmless from, any and all Losses suffered or incurred by any Buyer Indemnitee to the extent arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by Oak or Oak Blocker in Article IV of this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Buyer in connection with the Contemplated Transactions;

(ii) any breach of or failure by Oak or Oak Blocker to perform any covenant or obligation of Oak or Oak Blocker contained in this Agreement to be performed at or prior to Closing or any breach or failure by Oak to perform any covenant or obligation of Oak to be performed after the Closing, in each case as set out in this Agreement;

(iii) any fees, expenses or other payments incurred or owed by Oak or Oak Blocker to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the Contemplated Transactions that are not included as Sellers’ Transaction Expenses;

(iv) any demand, claim, suit, action, cause of action, proceeding or assessment brought by any current or former holder of any Oak Shares or holder of any warrants or options or other rights to purchase Oak Shares in connection with this Agreement or the transactions contemplated hereby;

(v) any liability for (A) any Tax imposed on Oak Blocker that relates to or arises from any and all Pre-Closing Tax Periods, (B) any Tax of any other Person for periods ending on or before the Closing imposed upon Oak Blocker as a result of Oak Blocker being included prior to the Closing in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law) or, as a transferee or successor, by agreement or otherwise, (C) any Tax of Oak Blocker that is attributable to Oak Blocker’s employment-related classification for purposes of federal, state or foreign wage withholding and FICA, FUTA and Medicare for Persons who performed services for Oak Blocker or any of their respective Affiliates, or (D) any Transfer Tax of Oak imposed on Oak Blocker; and

(vi) any Liability of Parent, any other Acquired Company or Oak Blocker for any Indebtedness of Oak Blocker existing prior to or at Closing

(b) For the avoidance of doubt, as noted in Section 10.2(e) above, except for fraud, the cumulative indemnification obligation of Oak under this Agreement shall in no event exceed Oak’s Individual Aggregate Cap.

10.4 Indemnification by the Non-Oak Sellers.

(a) Each Non-Oak Seller shall indemnify and defend the Buyer Indemnitees against, and shall hold them harmless from, any and all Losses suffered or incurred by any Buyer Indemnitee to the extent arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by such Non-Oak Seller in Article III of this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Buyer in connection with the Contemplated Transactions;

(ii) any breach of or failure by such Non-Oak Seller to perform any covenant or obligation of such Non-Oak Seller contained in this Agreement to be performed at or prior to Closing or any breach or failure by such Non-Oak Seller to be performed after the Closing, in each case as set out in this Agreement; and

(iii) any fees, expenses or other payments incurred or owed by such Non-Oak Seller to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the Contemplated Transactions that are not included as Sellers’ Transaction Expenses.

(b) For the avoidance of doubt, as noted in Section 10.2(e) above, except for fraud, the cumulative indemnification obligation of a Non-Oak Seller under this Agreement shall in no event exceed such Non-Oak Seller’s Individual Aggregate Cap.

10.5 Indemnification by the Buyer. The Buyer shall indemnify and defend the Sellers and, as applicable, their respective Affiliates, personal representatives, trustees, heirs, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses suffered or incurred by any Seller Indemnitee to the extent arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by the Buyer in this Agreement or any of the Ancillary Agreements;

(ii) any breach by the Buyer of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements; and

(iii) any Loss related to the ownership or operation of the Acquired Companies by the Buyer or its Affiliates after the Closing other than any Loss arising or relating, directly or indirectly, to any event or occurrence from a period prior to Closing for which the Buyer would be entitled to indemnification hereunder.

10.6 Indemnification Procedure for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (such notice, a “Notice of Claim”); provided that the failure or delay in notifying the Indemnitor of such Third Party Claim will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that the Indemnitor can demonstrate that such failure or delay caused actual prejudice to the Indemnitor with respect to such Third Party Claim.

(b) As to any such Third Party Claim, the Indemnitor will have fifteen (15) days from the date on which the Indemnitor receives the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”); provided, however, that in the event that such Third Party Claim is asserted or commenced against any Buyer Indemnitee and relates to Tax the Buyer Indemnitee shall be entitled in all respects to control the defense. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel (but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless the employment of such counsel has been specifically authorized in writing by the Indemnitor) and participate in the defense of the Third Party Claim, but the Indemnitor shall control the defense thereof; (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee which consent shall not be unreasonably withheld; (iii) the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation under this Agreement; (iv) the Indemnitor shall conduct the Third Party Defense actively and diligently and provide reasonable updates in connection with the Third Party Defense to the Indemnitee; and (v) the Indemnitee will provide reasonable cooperation in the Third Party Defense. Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of such Action or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee, at the expense of the Indemnitor.

(c) If the Indemnitor does not assume the Third Party Defense prior to the end of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense; provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation, defense and settlement thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner without the consent of the Indemnitor which consent shall not be unreasonably withheld or delayed.

(d) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii) the Third Party Claim relates to or arises in connection with any criminal Action, indictment or allegation;

(iii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense or the maximum foreseeable damages or amount that may be claimed exceeds the applicable escrow amount;

(iv) the Third Party Claim could give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article X; or

(v) in the case where the Indemnitee is Buyer Indemnitee, the Third Party Claim relates to Taxes.

10.7 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a notice of claim to the Indemnitor. The notice of claim shall set forth the amount, if known, or, if not known, an estimate, of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have fifteen (15) days from receipt of such notice of claim to dispute the claim and the Indemnitee will provide reasonable cooperation and assistance the Indemnitor in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within fifteen (15) days after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.8 Limitations of Liability; Determinations of Loss Amount; Exclusive Remedies.

(a) Notwithstanding anything herein to the contrary, no Indemnitee shall be entitled to indemnification or reimbursement under any provision of this Agreement for any Losses to the extent such Indemnitee has been indemnified or reimbursed for such amount under any other provisions of this Agreement or any Ancillary Agreement, including any adjustments to the Purchase Price pursuant to Section 2.5, or for any Losses to the extent such Indemnitee would have been indemnified or reimbursed for such amount under any other provisions of this Agreement but for certain limitations on receiving such amount, including the limitations set forth in Section 10.2.

(b) The Losses suffered by any Indemnitee shall be calculated after giving effect to any amounts actually recovered by the Indemnitee from third parties, including insurance proceeds. If any insurance proceeds or other recoveries from third parties are actually recovered by an Indemnitee subsequent to the receipt by such Indemnitee of an indemnification payment hereunder in respect of the claims to which such insurance proceeds or third party recoveries relate, the Indemnitee shall hold such recovered amounts in trust and promptly refund to each Indemnitor its pro rata share of such amount.

(c) Any Indemnitee that becomes aware of any Losses for which it seeks indemnification under this Article X shall be required to use commercially reasonable efforts to mitigate such Losses (regardless of whether mitigation is required under applicable Law), including seeking all available insurance and other third party recoveries and an Indemnitor shall not be liable for any Losses to the extent that it is attributable to the Indemnitee’s failure to satisfy its obligations under this Section 10.8(c)

(d) Except with respect to claims based on fraud by an Indemnitor or a request for injunctive relief or specific performance or in connection with a dispute under Section 2.5, the parties hereby agree that following the Closing, no party shall have any liability, and no party shall make any claim for any Losses or other matter under, relating to or arising out of this Agreement or any Ancillary Agreement whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in this Article X.

(e) Notwithstanding anything in this Agreement to the contrary, no party shall be liable under this Agreement or any Ancillary Agreement for any consequential, incidental, indirect, special, punitive or exemplary damages, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault.

10.9 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date that that receipt of an electronic mail (e-mail) is requested and received, or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Buyer, to:

Insurance Services Office, Inc.

c/o Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Kenneth E. Thompson

                  Executive Vice President, General Counsel

                  and Corporate Secretary

Tel: 201-469-2975

e-mail: kenneth.thompson@verisk.com

With a required copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Attention: Lisa A. Heeb, Esq.

Tel: 973-622-4444

email: lheeb@mccarter.com

If to Parent, the Representative or any Non-Oak Seller, to such party:

c/o Argus Information and Advisory Services, LLC

Main Street, Suite 1175

White Plains, New York 10606

Attention: Leonard Laufer

e-mail: llaufer@argusinformation.com

With a required copy to:

Greenberg Traurig, LLP

Park Avenue

New York, New York 10166

Attention: Michael B. Solovay, Esq.

e-mail: solovaym@gtlaw.com

If to Oak, to:

Oak Investment Partners XII

One Gorham Island

Westport, CT 06880

Attention: Annie Lamont

e-mail: annie@oakvc.com

With a required copy to:

Finn Dixon & Herling LLP

Broad Street, 15th Floor

Stamford, CT 06901

Attention: Michael J. Herling, Esq.

e-mail: mherling@fdh.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the Buyer, Oak and the Representative. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a party in accordance with this Section 11.2 must be signed by a party authorized to do so. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

11.3 Expenses. Each party hereto shall bear its own costs, fees and expenses with respect to this transaction and the preparation and execution of this Agreement, it being understood that any expenses of the Acquired Companies shall be borne by the Sellers as Sellers’ Transaction Expenses; provided, that, the Buyer, on the one hand, and the Sellers, on the other hand, shall share equally the costs of any HSR Act filing fee in connection with the transactions contemplated by this Agreement.

11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no assignment of any party’s rights or obligations may be made without the written consent of the other parties hereto and any such assignment shall provide that the assigning party will continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that its assignee fails to do so. Notwithstanding the foregoing, (i) this Agreement or any of the rights or obligations of the Buyer hereunder may be assigned by the Buyer at any time to any Affiliate of the Buyer provided that the Buyer remains primarily responsible to pay the consideration payable pursuant to the terms of this Agreement, (ii) this Agreement may be assigned by any party (other than the Buyer) (the “Assigning Party”) after Closing without the consent of the other parties (the “Non-assigning Party”) to an Affiliate of the Assigning Party, in each case provided that advance notice of such assignment is given to the Non-assigning Party, such Affiliate enters into a written agreement with the Non-assigning Party to be bound by the provisions of this Agreement in all respects and to the same extent as the Assigning Party is bound and that the Assigning Party will continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so and (ii) the Buyer may collaterally assign its rights under this Agreement in connection with any secured loan arrangement.

11.5 Governing Law. The Laws of the State of New York applicable to contracts to be made and performed wholly within the State of New York, without giving effect to principles of conflict of Laws, shall govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

11.6 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York for the purposes of any Action arising out of this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Ancillary Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

11.7 Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies which shall have the same effect as signatures delivered in person.

11.8 Third Party Beneficiaries. Except as set forth in Section 7.11, this Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article X, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article.

11.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement and/or such documents or delivered pursuant to this Agreement or such documents constitute the final and entire agreement between the parties and the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement superseding all prior oral or written agreements or policies relating to this Agreement other than confidentiality, non-disclosure and non-compete agreements between any of the Sellers and the Acquired Companies, which agreements shall remain in full force and effect as of and following Closing. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.

11.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11 Disclosure Schedules. Each of the Non-Oak Sellers Disclosure Schedule, the Oak Disclosure Schedule and Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) has been arranged in sections corresponding to each representation and warranty set forth in Article III, Article IV and Article V, respectively. The disclosure in any section of the Non-Oak Sellers Disclosure Schedule shall qualify the corresponding section in this Agreement and such other sections of this Agreement as may be reasonably apparent on its face from such disclosure that it is applicable to another section of the Disclosure Schedules or to the extent disclosure in any section of the Non-Oak Sellers Disclosure Schedule is specifically cross-referenced in another section of the Disclosure Schedules. The disclosure in any section of the Oak Disclosure Schedule shall qualify the corresponding section in this Agreement and such other sections of this Agreement as may be reasonably apparent on its face from such disclosure that it is applicable to another section of the Disclosure Schedules or to the extent disclosure in any section of the Oak Disclosure Schedule is specifically cross-referenced in another section of the Disclosure Schedules. The disclosure in any section of the Parent Disclosure Schedule shall qualify the corresponding section in this Agreement and such other sections of this Agreement as may be reasonably apparent on its face from such disclosure that it is applicable to another section of the Disclosure Schedules or to the extent disclosure in any section of the Parent Disclosure Schedule is specifically cross-referenced in another section of the Disclosure Schedules. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. To the extent that there is any discrepancy between the description of an item or matter disclosed in any of the Disclosure Schedules and the corresponding Data Room Reference number on the Disclosure Schedules, the description of the item or matter shall control.

11.12 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.

11.13 Specific Performance. The Buyer and the Sellers each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof pursuant to and in accordance with the terms hereof acknowledging that the purchases and sales contemplated hereby are intended to occur contemporaneously and are each contingent one upon the other, in addition to any other remedy at Law or equity.

11.14 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

11.15 Guaranty. Verisk unconditionally guaranties the prompt and full discharge by the Buyer of all of the Buyer’s covenants, agreements and obligations in this Agreement in accordance with the terms hereof. If the Buyer shall default in the due and punctual performance of any of the Buyer’s covenants, agreements or obligations hereunder, Verisk shall perform or cause to be performed such covenants, agreements or obligations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

INSURANCE SERVICES OFFICE, INC.

By:	/s/ Frank J. Coyne
Name:	Frank J. Coyne
Title:	Chairman and Chief Executive Officer

VERISK:

VERISK ANALYTICS, INC.

By:	/s/ Frank J. Coyne
Name:	Frank J. Coyne
Title:	Chairman and Chief Executive Officer

COMPANY:

ARGUS INFORMATION AND ADVISORY SERVICES, LLC

By:	/s/ Leonard Laufer
Name:	Leonard Laufer
Title:	CEO

PARENT:

AIAS HOLDING COMPANY, LLC

By:	/s/ Leonard Laufer
Name:	Leonard Laufer
Title:	CEO

REPRESENTATIVE:

/s/ Leonard Laufer
Leonard Laufer

OAK:

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

By:	Oak Associates XII, LLC, its General partner

By:	/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Managing Member

OAK BLOCKER:

OAK XII ARGUS BLOCKER CORP.

By:	/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	President

NON-OAK SELLERS:

ARGUS HOLDINGS, LLC

By:	/s/ Leonard Laufer
Name:	Leonard Laufer
Title:	Manager

By:	/s/ Michael Heller
Name:	Michael Heller
Title:	Manager

KLH ASSOCIATES, LLC

By:	/s/ Leonard Laufer
Name:	Leonard Laufer
Title:	Manager

By:	/s/ Michael Heller
Name:	Michael Heller
Title:	Manager

/s/ Nana Banerjee
Nana Banerjee

/s/ Michael Blumstein
Michael Blumstein

/s/ Michael Bopp
Michael Bopp

/s/ Nicholas Daffan
Nicholas Daffan

/s/ Stephen Denby
Stephen Denby

/s/ Dennis Jones
Dennis Jones

/s/ John Jones
John Jones

/s/ Patricia Kemp
Patricia Kemp

/s/ Nasim Khoshkhou
Nasim Khoshkhou

/s/ Michael Laubsted
Michael Laubsted

/s/ Gene Lockhart
Gene Lockhart

/s/ Edward Niestat
Edward Niestat

/s/ Alex Sulkowski
Alex Sulkowski

/s/ Steven Underwood
Steven Underwood

/s/ David Williams
David Williams

/s/ Sabrina Zook
Sabrina Zook